Exhibit 4.1

AMENDED AND RESTATED CREDIT AGREEMENT

AMENDED AND RESTATED CREDIT AGREEMENT dated as of March 21, 2002 by and between BEST BUY CO., INC. (the “Company”), a Minnesota corporation, the lenders from time to time party hereto (such lenders being hereinafter sometimes referred to collectively as the “Banks” and individually as a “Bank”), and U.S. BANK NATIONAL ASSOCIATION, as agent for the Banks (in such capacity, the “Agent”).

RECITALS

A.            The Company, the banks party thereto and U.S. Bank National Association as agent for such banks are parties to the Existing Credit Agreement (as defined below).

B.            The Company, the Banks and the Agent have determined to amend and restate the Existing Credit Agreement pursuant to the terms and conditions of this Agreement.

Accordingly, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1               Certain Defined Terms.  As used herein and, unless otherwise defined therein, in each Exhibit and Schedule, the following terms shall have the following respective meanings (such meanings to be equally applicable to both the singular and plural form of the terms defined, as the context may require):

“Adjusted Eurodollar Rate”:  with respect to each Interest Period applicable to a Eurodollar Advance, the rate (rounded upward, if necessary, to the next higher one hundredth of one percent) determined by dividing the Eurodollar Rate for such Interest Period by 1.00 minus the Eurodollar Reserve Percentage.

“Advance”:  a Prime Rate Advance or a Eurodollar Advance.

“Affiliate”:  when used with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.  For purposes hereof, “control” shall have the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934, and “controlled” shall have a correlative meaning.

“Aggregate Commitment Amount”:  as of any date of determination, the sum of the Commitment Amounts of all of the Banks.

“Agreement”:  this Amended and Restated Credit Agreement, as amended, supplemented, restated or otherwise modified and as in effect from time to time.

“Applicable Facility Fee Percentage” means, for any period, the percentage set forth below determined by reference to (x) the rating of the Company’s long-term, senior unsecured Indebtedness from S&P or (y) the rating of the Company’s long-term, senior unsecured Indebtedness from Moody’s, in each case, as in effect from time to time on the last day of such period:

Company’s Long-Term Senior Unsecured Debt Rating S&P or Moody’s (“Level”)	Applicable Facility Fee Percentage
Level 1 BBB+ or better, or Baa1 or better	0.175%
Level 2 BBB or Baa2	0.250%
Level 3 BBB- or Baa3	0.325%
Level 4 Worse than BBB- or worse than Baa3	0.400%

provided that if, at any date of determination, no rating is available from S&P, Moody’s or any other nationally recognized statistical rating organization designated by the Company and approved in writing by the Majority Banks, the Applicable Facility Fee Percentage will be based upon Level 4 and provided further that (i) upon the occurrence of a ratings differential between S&P and Moody’s that corresponds to a differential of one Level, the Applicable Facility Fee Percentage shall be based upon the Level corresponding to the higher rating and (ii) upon the occurrence of a ratings differential between S&P and Moody’s that corresponds to a differential of two or more Levels, the Applicable Facility Fee Percentage shall be based upon the Level that is one Level above the Level corresponding to the lower rating.

“Applicable Margin” means, for each Prime Rate Advance and for each Eurodollar Advance (for the Interest Period applicable to such Eurodollar Advance), a percentage per annum equal to the percentage set forth below determined by reference to (x) the rating of the Company’s long-term, senior unsecured Indebtedness from S&P or (y) the rating of the Company’s long-term, senior unsecured Indebtedness from Moody’s, in each case, for Eurodollar Advances, as in effect on the first day of the applicable Interest Period, and for Prime Rate Advances, as in effect from time to time:

Company’s Long-Term Senior Unsecured Debt Rating S&P or Moody’s (“Level”)	Eurodollar Advances	Prime Rate Advances
Level 1 BBB+ or better, or Baa1 or better	0.500%	0.000%
Level 2 BBB or Baa2	0.550%	0.000%
Level 3 BBB- or Baa3	0.700%	0.000%
Level 4 Worse than BBB- or worse than Baa3	0.950%	0.000%

provided that if, at any date of determination, no rating is available from S&P, Moody’s or any other nationally recognized statistical rating organization designated by the Company and approved in writing by the Majority Banks, the Applicable Margin will be based upon Level 4 and provided further that (i) upon the occurrence of a ratings differential between S&P and Moody’s that corresponds to a differential of one Level, the Applicable Margin shall be based upon the Level corresponding to the higher rating and (ii) upon the occurrence of a ratings differential between S&P and Moody’s that corresponds to a differential of two or more Levels, the Applicable Margin shall be based upon the Level that is one Level above the Level corresponding to the lower rating.

Applicable Utilization Fee Percentage:  With respect to any calendar quarter, the following percentage as in effect on the last day of such quarter: (a) with respect to any calendar quarter during which the average daily Used Amount was less than or equal to 25% of the Aggregate Commitment Amount in effect on the last day of such quarter, 0.000% per annum, (b) with respect to any calendar quarter during which the average daily

Used Amount was greater than 25%, but less than or equal to 50%, of the Aggregate Commitment Amount in effect on the last day of such quarter, 0.125% per annum, and (c) with respect to any calendar quarter during which the average daily Used Amount was greater than 50% of the Aggregate Commitment Amount in effect on the last day of such quarter, 0.250% per annum.

“Board”:  the Board of Governors of the Federal Reserve System of the United States.

“Borrowing Date”:  each Business Day or Eurodollar Business Day on which the Banks are to make Loans to the Company pursuant to Section 2.1.

“Business Day”:  any day (other than a Saturday, Sunday or legal holiday) on which banks are permitted to be open for business in all of the cities where any Bank has its principal office in the United States of America.

“Capital Expenditures”:  with respect to any Person for any specified period, the aggregate of all gross expenditures during such period for any fixed assets, or for improvements, replacements, substitutions or additions therefor or thereto, which are reflected as additions to property and equipment on statements of cash flows of such Person in accordance with GAAP, excluding such expenditures in connection with acquisitions.

“Cash Flow Leverage Ratio”:  at any date of determination, the ratio of (a) the Interest-bearing Indebtedness of the Company and its Subsidiaries, plus eight times Rental and Lease Expense for the Measurement Period ended on such date, to (b) the sum for the Measurement Period ending on such date of (i) Earnings Before Interest, Income Taxes and Depreciation and (ii) Rental and Lease Expense, in all cases determined in accordance with GAAP and as set forth in the Company’s financial statements delivered hereunder.

“Change of Control”: The occurrence of, during any period of up to twelve consecutive months, whether commencing before or after the Signing Date, individuals who at the beginning of such twelve-month period were directors of the Company, ceasing for any reason (other than by reason of death, disability or scheduled retirement) to constitute a majority of the Board of Directors of the Company, unless such directors were replaced by new directors whose election to the Board of Directors of the Company, or whose nomination for election by the stockholders of the Company, was approved by a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved.

“Code”:  the Internal Revenue Code of 1986, as amended or any successor thereto.

“Commitment”:  as to any Bank, the obligation of such Bank to make Loans pursuant to Sections 2.1 and 2.12 and, as to U.S. Bank, its obligation to issue, extend or renew Letters of Credit pursuant to Section 2.8.

“Commitment Amount”:  as to any Bank, the amount set opposite such Bank’s name as its “Commitment Amount” in Schedule 1.1(a), as the same may be reduced from time to time pursuant to Section 2.14.

“Compliance Certificate”:  a certificate in the form of Exhibit A.

“Consolidated Net Worth”:  as of any date of determination, the sum of the amounts set forth on the consolidated balance sheet of the Company as the sum of the common stock, preferred stock, additional paid-in capital and retained earnings of the Company (excluding treasury stock).

“Defaulting Bank”:  at any time, any Bank that, at such time (a) has failed to make a Loan or any Advances thereunder required pursuant to the terms of this Agreement, including the funding of any participation in accordance with the terms of this Agreement, (b) has failed to pay to the Agent or any Bank an amount owed by such Bank pursuant to the terms of this Agreement, or (c) has been deemed insolvent or has become subject to a bankruptcy, receivership or insolvency proceeding, or to a receiver, trustee or similar official.

“Documentary Letter of Credit”:  a letter of credit which requires that the drafts thereunder be accompanied by a document of title covering or securing title to the goods acquired with the proceeds of such drafts.

“ERISA”:  the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate”:  any trade or business (whether or not incorporated) that is a member of a group of which the Company is a member and which is treated as a single employer under Section 414 of the Code.

“Earnings Before Interest, Income Taxes and Depreciation”:  for any period of determination, the consolidated net income of the Company and its Subsidiaries before deductions for income taxes, Net Interest Expense, and provisions for depreciation and amortization of goodwill and intangibles accounted for in calculating consolidated net income, all as determined in accordance with GAAP, excluding therefrom (a) nonoperating gains (including, without limitation, extraordinary or unusual gains, gains from discontinuance of operations, gains arising from the sale of assets and other nonrecurring gains) of the Company and its Subsidiaries during the applicable period and (b) similar nonoperating losses (including, without limitation, losses arising from the sale of assets and other nonrecurring losses) of the Company and its Subsidiaries during such period.

“Effective Date”:  the date on or after the execution and delivery of this Agreement by the Company, the Banks and the Agent on which all of the conditions precedent set forth in Section 3.1 shall have been satisfied or waived in writing by the Banks.

“Eurodollar Advance”:  a portion of the Loans, with respect to which the interest rate is determined by reference to the Adjusted Eurodollar Rate.

“Eurodollar Business Day”:  a Business Day which is also a day for trading by and between banks in United States dollar deposits in the interbank eurodollar market and a day on which banks are open for business in New York, New York and London.

“Eurodollar Rate”: with respect to each Interest Period applicable to a Eurodollar Advance, the average offered rate for deposits in United States dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) for delivery of such deposits on the first day of such Interest Period, for the number of days in such Interest Period, which appears on the Telerate page 3750 as of 11:00 a.m., London time (or such other time as of which such rate appears) two Eurodollar Business Days prior to the first day of such Interest Period, or the rate for such deposits determined by the Agent at such time based on such other published service of general application as shall be selected by the Agent for such purpose (including without limitation the Reuters Screen LIBO page); provided, that in lieu of determining the rate in the foregoing manner, the Agent may determine the rate based on rates at which United States dollar deposits are offered to the Agent in the interbank Eurodollar market at such time for delivery in Immediately Available Funds on the first day of such Interest Period in an amount approximately equal to the Advance by the Agent to which such Interest Period is to apply (rounded upward, if necessary, to the nearest 1/16 of 1%).  “Reuters Screen LIBO page” means the display designated as page “LIBO” on the Reuters Monitor Money Rate Screen (or such other page as may replace the LIBO page on such service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits), and “Telerate page 3750” means the display designated as such on Telerate System Incorporated (or such other page as may replace page 3750 or that service for the purpose of displaying London interbank offered rates of major banks for U.S. Dollar deposits).

“Eurodollar Reserve Percentage”:  as of any day, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System, with deposits comparable in amount to those held by the Agent, in respect of “Eurocurrency Liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate of Eurodollar Advances is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of a Bank to United States residents). The rate of interest applicable to any outstanding Eurodollar Advances shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Default”:  any event described in Section 6.1.

“Existing Credit Agreement”:  the Credit Agreement dated as of August 9, 1999 by and among the Company, the banks party thereto and U.S. Bank, as agent for such banks, as the same has been amended, supplemented or otherwise modified and is in effect immediately prior to the Effective Date.

“Facility Fees”:  as defined in Section 2.17.

“Federal Funds Rate”:  for any period of determination, a fluctuating interest rate per annum (based on a 360 day year) equal for each day during such period to the weighted average of the rates of interest charged on overnight federal funds transactions, with member banks of the Federal Reserve System only, as reasonably determined by the Agent.

“Future Shop Indebtedness”: as defined in Section 5.13(k).

“GAAP”:  generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the Signing Date.

“Governmental Authority”:  any federal, state, local or foreign court or governmental agency, authority, department, board, instrumentality or regulatory body.

“Guarantee”:  with respect to any Person at the time of any determination, without duplication, any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or otherwise:  (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any direct or indirect security therefor, (b) to purchase property, securities, or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, (c) to maintain working capital, equity capital, or other financial statement condition of the primary obligor so as to enable the primary obligor to pay such Indebtedness or otherwise to protect the owner thereof against loss in respect thereof, or (d) entered into for the purpose of assuring in any manner the owner of such Indebtedness of the payment of such Indebtedness or to protect the owner against loss in respect thereof; provided, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guaranty”:  an amended and restated guaranty (or, with respect to any Restricted Subsidiary for which a Guaranty is required to be executed and delivered to the Agent pursuant to Section 5.25, a guaranty), substantially in the form of Exhibit B, of the Obligations, executed and delivered to the Agent in connection with this Agreement.

“Guarantors”: Stores, L.P., Investment Co., Property Co., each other Restricted Subsidiary set forth on Schedule 4.19(b) as of the Effective Date and each Restricted Subsidiary for which a Guaranty has been executed and delivered to the Agent pursuant to Section 5.25.

“Holding Account”:  an interest-bearing account established by the Agent, which shall be under the Agent’s sole dominion and control, for the benefit of U.S. Bank, as the issuer of the Letters of Credit, and the Banks, into which the Company shall, as required hereunder, deposit funds, and from which the Agent may disburse funds, to pay the obligations of the Company to reimburse U.S. Bank for any amount drawn on any Letter of Credit, and to pay any other obligation of the Company to the Banks arising in connection with any Letter of Credit.

“Immediately Available Funds”:  funds with good value on the day and in the city in which payment is received.

“Indebtedness”:  with respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in conformity with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event shall include:  (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all capitalized lease obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances, (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable, and (k) all Guarantees by such Person of Indebtedness of others.

“Initial Convertible Debentures”: $336,703,120 initial aggregate principal amount of the Company’s Convertible Senior Debentures due June 27, 2021, as issued pursuant to (a) a Purchase Agreement and a Registration Rights Agreement, each dated June 27, 2001 and each among the Company, Stores, L.P., Credit Suisse First Boston Corporation and Merrill, Lynch, Pierce, Fenner & Smith Incorporated (b) an Indenture dated June 27, 2001 among the Company, Stores, L.P. and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Interest-bearing Indebtedness”: at the time of any determination, all Indebtedness of the Company and its Subsidiaries (a) for borrowed money or (b) to third party financers to finance the purchase of inventory, to the extent not paid before interest begins to accrue.

“Interest Coverage Ratio”: for any Measurement Period, the ratio of (a) the sum of the Company’s  (i) net income, plus (ii) Net Interest Expense, (iii) income tax expense; (iv) depreciation; (v) Rental and Lease Expense to (b) the sum of (y) Net Interest Expense, plus (z) Rental and Lease Expense.

“Interest Expense”: for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued (including without limitation, payment in kind interest) or scheduled to be paid in respect of any consolidated Indebtedness of the Company and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, capitalized leases and other title retention agreements, and (b) net costs (income) under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Income”: for any period of determination, the aggregate consolidated amount, without duplication, of interest received, accrued (including without limitation, payment in kind interest) or scheduled to be received by the Company and its Subsidiaries, including (a) all but the principal component of payments in respect of conditional sale contracts, capitalized leases and other title retention agreements, and (b) net income (costs) under interest rate protection agreements, in each case determined in accordance with GAAP.

“Interest Period”:  with respect to each Eurodollar Advance, the period commencing on the date of such Advance and ending one, two, three or six months thereafter, as the Company may elect in the applicable Notice of Borrowing, Continuation or Conversion; provided, that:

(a)           Any Interest Period which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Interest Period is one month or longer and such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(b)           Any Interest Period of one month or longer which begins on the last Eurodollar Business Day of a calendar month (or a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month;

(c)           No Interest Period may end after the date set forth in clause (a) of the definition of “Termination Date” set forth in this Section 1.1; and

(d)           For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month; provided, however, that if there is no numerically corresponding day in the month in which such an Interest Period is to end or if such an Interest Period begins on the last Eurodollar Business Day of a calendar month, then such Interest Period shall end on the last Eurodollar Business Day of the calendar month in which such Interest Period is to end.

“Investment Co.”:  BBC Investment Co., a Nevada Corporation.

“Letter of Credit”:  an irrevocable letter of credit issued by U.S. Bank for the account of the Company pursuant to Section 2.8, which shall not be a Documentary Letter of Credit and shall not include letters of credit issued by U.S. Bank pursuant to that certain Letter of Credit Agreement dated as of February 1, 1989, as heretofore and hereafter amended, and that certain Covenant Rider dated as of October 30, 1992, as heretofore and hereafter amended, between U.S. Bank and the Company.

“Letter of Credit Fee”:  as defined in Section 2.18.

“Letter of Credit Loan”:  a Loan made by a Bank to or for the account of the Company pursuant to Section 2.12.

“Letter of Credit Usage”:  as of any date, the amount equal to the sum of (a) the amount of all Unpaid Draws plus (b) the amount available to be drawn under all outstanding Letters of Credit.

“Lien”:  with respect to any Person, any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including but not limited to the interest of each lessor under any capitalized lease), in, of or on any assets or properties of such Person, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Loan”:  a loan made by a Bank to or for the account of the Company pursuant to Section 2.1 or a Letter of Credit Loan.

“Loan Documents”:  this Agreement, the Notes, the Letters of Credit, the Guaranties and all other agreements, documents, certificates and instruments delivered pursuant hereto or in connection herewith, in each case as amended, supplemented, restated or otherwise modified and in effect from time to time.

“Majority Banks”:  at any time, Banks, other than Defaulting Banks, whose Pro Rata Shares (determined under clause (b) of the definition thereof set forth in this Section 1.1 if any Loans are outstanding, and otherwise under clause (a) of such definition) aggregate more than 51%.

“Material Adverse Effect”:  with respect to any Person, (a) a materially adverse effect on the business, assets, operations, or financial condition of such Person and its Subsidiaries taken as a whole, (b) material impairment of the ability of such Person to perform any material obligation under any Loan Document to which such Person is or becomes a party or (c) material impairment of any of the material rights of, or benefits available to, the Agent or the Banks under any Loan Document.

“Measurement Period”:  each period of four fiscal quarters ending on the last day of a fiscal quarter of the Company.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”:  as such term is defined in Section 4001(a)(3) of ERISA, which is maintained (on the Signing Date, within the five years preceding the Signing Date, or at any time after the Signing Date) for employees of Company or any ERISA Affiliate.

“Net Interest Expense”: for any period of determination, Interest Expense minus Interest Income.

“Notice of Borrowing, Continuation or Conversion”:  the written notice in the form reasonably satisfactory to the Agent, delivered in accordance with, and within the period specified in, Section 2.2 or 2.4, as applicable.

“Obligations”:  (a) the Company’s obligations in respect of the due and punctual payment of principal and interest on the Loans when and as due, whether at maturity, by acceleration, or otherwise, (b) the Company’s obligations to reimburse U.S. Bank in the amount of each draw under a Letter of Credit on the date of such draw, and to make deposits into the Holding Account in respect of Letters of Credit pursuant to Sections 2.6, 2.14 or 6.2, (c) all fees, expenses, indemnities, reimbursements and other obligations, monetary or otherwise, owed to the Agent and the Banks under this Agreement or any other Loan Document and (d) all Rate Protection Obligations.

“PBGC”:  the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA or any Governmental Authority succeeding to the functions thereof.

“Person”:  any natural person, corporation, partnership, limited liability company, joint venture, firm, association, trust, unincorporated organization, government or governmental agency or political subdivision or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan”:  each employee benefit plan (whether in existence on the Signing Date or thereafter instituted), as such term is defined in Section 3 of ERISA, maintained for the benefit of employees, officers or directors of Company or of any ERISA Affiliate.

“Prime Rate”:  the greater of (a) the rate of interest from time to time publicly announced by U.S. Bank as its “prime rate” or (b) the Federal Funds Rate plus 1.5%.  U.S. Bank may lend to its customers at rates that are at, above or below the Prime Rate.  For purposes of determining any interest rate hereunder or under the Notes which is based on the Prime Rate, such interest rate shall change as and when the Prime Rate shall change.

“Prime Rate Advance”:  a portion of the Loans with respect to which the interest rate is determined by reference to the Prime Rate.

“Prohibited Transaction”:  as such term is defined in Section 4975 of the Code or Section 406 of ERISA.

“Pro Rata Share”:  with respect to each Bank, in each case expressed as a percentage:

(a)           as such term pertains to such Bank’s obligation to make Loans, right to receive Utilization Fees and Letter of Credit Fees, and obligation to reimburse the Agent pursuant to Section 7.9, the percentage set forth opposite such Bank’s name as its “Commitment Percentage” in Schedule 1.1(a), and

(b)           as such term pertains to such Bank’s right to receive payment of interest on and principal of its outstanding Loans and for all other purposes, the fraction which the amount of the unpaid principal balance of its outstanding Loans is to the aggregate unpaid principal balance of all outstanding Loans.

“Property Co.”:  BBC Property Co., a Minnesota corporation.

“Rate Protection Agreement”:  Any interest rate swap, cap or option agreement, or any other agreement pursuant to which the Company hedges interest rate risk with respect to a portion of the Obligations, entered into by the Company with a Rate Protection Provider.

“Rate Protection Obligations”:  The liabilities, indebtedness and obligations of the Company, if any, to any Rate Protection Provider under a Rate Protection Agreement.

“Rate Protection Provider”:  Any Bank, or any Affiliate of any Bank, that is the Company’s counterparty under any Rate Protection Agreement.

“Regulation D”:  Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation U”:  Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulation X”:  Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Regulatory Change”:  with respect to any Bank, any change after the Signing Date in federal, state or foreign laws or regulations or the adoption or making after such date of any interpretations, directives or requests, in either case applying to a class of banks including such Bank under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or Governmental Authority charged with the interpretation or administration thereof.

“Rental and Lease Expense”:  for any period of determination, the aggregate consolidated amount, without duplication of all amounts paid or accrued by the Company or any Subsidiary under all capital leases and other leases of real or personal property, including net costs (income) under interest rate protection agreements with respect to such amounts, but excluding any portion of such amounts included in calculating Net Interest Expense of the Company for such period, in each case determined in accordance with GAAP.

“Reportable Event”:  as such term is defined in Section 4043 of ERISA and the regulations issued under such Section, with respect to a Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waivers in accordance with Section 412(d) of the Code.

“Restricted Payments”:  with respect to any Person, collectively, all dividends or other distributions of any nature (cash, securities (other than common stock of such Person), assets or otherwise) declared or paid, and all payments made (including the purchase price of any equity securities repurchased by such Person), by such Person on any class of equity securities (including, without limitation, warrants, options or rights therefor) issued by such Person or any of its Subsidiaries, whether such securities are authorized or outstanding on the Signing Date or at any time thereafter.

“Restricted Subsidiary”:  With respect to any fiscal year of the Company, any Subsidiary which accounted for an amount equal to or greater than twenty (20%) percent of the consolidated aggregate revenues of the Company for such fiscal year, provided that, if, in any fiscal year of the Company, the  Subsidiaries (other than Stores, L.P.), on a collective basis, accounted for more than fifty (50%) of the consolidated aggregate revenues of the Company for such fiscal year, then the percentage amount stated in the clause preceding the proviso clause of this definition shall be automatically and permanently reduced to five (5%).

“Revolving Notes”:  as defined in Section 2.3.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Signing Date”:  the Business Day on which counterparts of this Agreement, duly executed by the Company, the Banks and the Agent, have been delivered to the Agent.

“Stores, L.P.”: Best Buy Stores, L.P., a Delaware limited partnership.

“Subordinated Convertible Debentures”: $402,500,000 aggregate principal amount of the Company’s Convertible Subordinated Debentures Due January 15, 2022, as issued pursuant to: (a) a Purchase Agreement dated January 10, 2002 among the Company, Stores, L.P. and Credit Suisse First Boston Corporation, (b) a Registration Rights Agreement dated January 15, 2002 among the Company, Stores, L.P. and Credit Suisse First Boston Corporation, and (c) an Indenture dated January 15, 2002 among the Company, Stores, L.P., and Wells Fargo Bank Minnesota, National Association, as Trustee.

“Subordinated Indebtedness”: The Subordinated Convertible Debentures and any other Indebtedness of the Company incurred after the Signing Date which is subordinated to the obligations of the Company to the Majority Banks hereunder and under the Notes in a manner and to an extent which the Banks have reasonably determined to be satisfactory by a writing sent to the Company.

“Subsidiary”:  with respect to any Person, any corporation, partnership, trust or other Person of which more than 50% of the outstanding capital stock (or similar interests)  having ordinary voting power to elect a majority of the board of directors of such corporation (or similar governing body) (irrespective of whether or not, at the time, capital stock of or other similar interests shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person.

“Termination Date”:  the earliest to occur of (a) March 21, 2005, (b) the date on which the Commitments are terminated pursuant to Section 2.14 or (c) the date on which the Commitments are terminated pursuant to Section 6.2.

“Total Outstandings”:  as of any date of determination, the sum of (a) the aggregate unpaid principal balance of Loans outstanding on such date, plus (b) the Letter of Credit Usage.

“Unfunded Liabilities”:  (a) in the case of Plans subject to Title IV of ERISA (other than Multiemployer Plans), the amount (if any) by which the present value of all vested nonforfeitable benefits under such Plan exceeds the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation report prepared by the actuary for such Plan, and (b) in the case of Multiemployer Plans, the withdrawal liability of the Company and the ERISA Affiliates.

“Unmatured Event of Default”:  any event which, with the giving of notice (whether such notice is required under Section 6.1, or under some other provision of this Agreement, or otherwise) or lapse of time, or both, would constitute an Event of Default.

“Unpaid Draw”:  the obligation of the Company to reimburse U.S. Bank for a draw under a Letter of Credit, to the extent not reimbursed by the Company in accordance with Section 2.11.

“Unused Commitment Amount”:  at the time of any determination, the Aggregate Commitment Amount less the Used Amount.

“U.S. Bank”:  U.S. Bank National Association, a national banking association, in its individual capacity.

“Used Amount”:  at any time of determination, Total Outstandings outstanding on such date.

“Utilization Fees”:  as defined in Section 2.16.

Section 1.2             Accounting Terms and Calculations.  Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in conformity with GAAP.  To the extent any change in GAAP after the Signing Date affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Company and the Banks agree in writing on an adjustment to such computation or determination to account for such change in GAAP.

Section 1.3             Computation of Time Periods.  In this Agreement, in the computation of a period of time from a specified date to a later specified date, unless otherwise stated the word “from” means “from and including” and the word “to” or “until” each means “to but excluding”.

Section 1.4             Principles of Construction.  In this Agreement, the singular includes the plural and the plural the singular; words imparting any gender include the other genders; references to “Section”, “Exhibit”, “Schedule” and like references shall be to sections of, and exhibits and schedules to, this Agreement unless otherwise specifically provided; the words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; references to “writing” include printing, typing, lithography and other means of reproducing words in a visible form; references to agreements and other contractual instruments shall be deemed to include all subsequent amendments thereto or changes therein entered into in accordance with their respective terms; and references to Persons include their permitted successors and assigns.  Unless the context in which used herein otherwise clearly requires, “or” has the inclusive meaning represented by the phrase “and/or.”

ARTICLE II

TERMS OF THE CREDIT FACILITY

Part A — Terms of Lending

Section 2.1             The Commitments.  On the terms and subject to the conditions hereof, each Bank severally agrees to make Loans to the Company on a revolving basis at any time and from time to time from the Effective Date to the Termination Date, during which period the Company may borrow, repay and reborrow in accordance with the provisions hereof, provided, that no Loan will be made in any amount which after giving effect thereto, would cause the Total Outstandings to exceed the Aggregate Commitment Amount, provided, further, that no Bank shall be required to make any Loan if, after giving effect thereto, the sum of the outstanding principal balance of such Bank’s Revolving Note plus such Bank’s Pro Rata Share of the sum of the Letter of Credit Usage would exceed such Bank’s Commitment Amount.  Loans hereunder shall be made by the Banks ratably based on their respective Pro Rata Shares.  Loans may be obtained and maintained, at the election of the Company but subject to the limitations hereof, as Prime Rate Advances or as Eurodollar Advances.Section 2.5

Section 2.2             Procedure for Loans.  Any request by the Company to borrow hereunder shall be made to the Agent by telephone, promptly confirmed by giving the Agent a Notice of Borrowing, Continuation or Conversion, and must be received by the Agent not later than 12:00 noon (Minneapolis time) three Eurodollar Business Days prior to the requested Borrowing Date if the Loans are requested as Eurodollar Advances and not later than 12:00 noon (Minneapolis time) on the requested Borrowing Date if the Loans are requested as Prime Rate Advances.  Each request to borrow hereunder shall be irrevocable and shall be deemed a representation by the Company that on the requested Borrowing Date and after giving effect to the requested Loans the applicable conditions specified in Section 2.1 and Article III have been and will be satisfied.  Each request to borrow hereunder shall specify (a) the requested Borrowing Date, (b) the aggregate amount of Loans to be made on such date, which shall be in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, to the extent such Loans are to be funded as Eurodollar Advances, or $2,000,000 or an integral multiple of $500,000 in excess thereof to the extent such Loans are to be funded as Prime Rate Advances,  (c) whether such Loans are to be made as Prime Rate Advances or as Eurodollar Advances, and (d) in the case of Eurodollar Advances, the duration of the initial Interest Period applicable thereto. Without in any way limiting the Company’s obligation to confirm in writing any telephone request to borrow hereunder, the Agent may rely on any such request which it believes in good faith to be genuine; and the Company hereby waives any claim against the Agent or the Banks based on a dispute with the Agent’s record of the terms of such telephone request.  The Agent shall promptly notify each other Bank of the receipt of such request, the matters specified therein, and of such Bank’s Pro Rata Share of the requested Loans.  On the requested Borrowing Date, each Bank shall provide its share of any requested Loans at the principal office of the Agent in Minneapolis, Minnesota not later than 2:30 P.M. (Minneapolis time).  Unless the Agent determines that any applicable condition specified in Article III has not been satisfied, the Agent will make available to the Company at the Agent’s principal office in Minneapolis, Minnesota in Immediately Available Funds not later than 4:00 P.M. (Minneapolis time) on the requested Borrowing Date the amount of the requested Loans.  If the Agent has made a Loan on behalf of a Bank but has not received the amount of such Loan (or a Federal Reserve Bank reference number for the wire transfer of the amount of such Loan) from such Bank by 4:00 P.M. (Minneapolis time) on the requested Borrowing Date, such Bank shall pay interest to the Agent on the amount so advanced at the Federal Funds Rate from the date of such Loan to the date funds are received by the Agent from such Bank, such interest to be payable with such remittance from such Bank of the principal amount of such Loan (provided, however, that the Agent shall not make any Loans on behalf of a Bank if the Agent has received prior notice from such Bank that it will not make such Loan).  If the Agent does not receive payment from such Bank by the next Business Day after the date of any Loan, the Agent shall be entitled to recover such Loan, with interest thereon at the rate then applicable to the such Loan, on demand, from the Company, without prejudice to the Agent’s and the Company’s rights against such Bank.  If such Bank pays the Agent the amount herein required with interest at the Federal Funds Rate before the Agent has recovered from the Company, such Bank shall be entitled to the interest payable by the Company with respect to the Loan in question accruing from the date the Agent made such Loan.

Section 2.3             Notes.  The Loans made by each Bank shall be evidenced by a single promissory note of the Company payable to the order of such Bank in the form of Exhibit C, in a principal amount equal to the amount of such Bank’s Commitment originally in effect (each, together with any such promissory note hereafter executed and delivered to a Bank to evidence the Loans, a “Revolving Note” and, collectively, the “Revolving Notes”).  Each Bank shall enter in its ledgers and records the amount of each Loan, the various Advances made, converted or continued and the payments made thereon, and each Bank is authorized by the Company to enter on a schedule attached to its Revolving Note(s) a record of such Loans, Advances and payments; provided, however that the failure by any Bank to make any such entry or any error in making such entry shall not limit or otherwise affect the obligation of the Company hereunder and on the Revolving Notes, and, in all events, the principal amount owing by the Company in respect of each Revolving Note shall be the aggregate amount of all Loans made by the Bank to which such Revolving Note is payable less all payments of principal thereof made by the Company.

Section 2.4             Conversions and Continuations.  On the terms and subject to the limitations hereof, the Company shall have the option at any time and from time to time to convert all or any portion of the Loans into Prime Rate Advances or Eurodollar Advances, or to continue a Eurodollar Advance as such (in a minimum amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof, with respect to any conversion into or continuation as Eurodollar Advances, or $2,000,000 or an integral multiple of $500,000 in excess thereof, with respect to any conversion into Prime Rate Advances); provided, however that (i) a Eurodollar Advance may be converted or continued only on the last day of the Interest Period applicable thereto, and (ii) at the option of the Majority Banks, no Advance may be converted into or continued as a Eurodollar Advance if an Unmatured Event of Default or Event of Default has occurred and is continuing on the proposed date of continuation or conversion. The Company shall give the Agent a Notice of Borrowing, Continuation or Conversion with respect to the continuation or conversion of any Advance so as to be received by the Agent not later than 12:00 noon (Minneapolis time) three Eurodollar Business Days prior to requested date of conversion or continuation in the case of the continuation of, or conversion to, Eurodollar Advances and not later than 12:00 noon (Minneapolis time) on the date of any requested conversion to Prime Rate Advances.  Each such notice shall specify (a) the amount to be continued or converted, (b) the date for the continuation or conversion (which must be (i) the last day of the preceding Interest Period and a Eurodollar Business Day in the case of conversions to or continuations of Eurodollar Advances, and (ii) a Business Day in the case of conversions to Prime Rate Advances), and (c) in the case of conversions to or continuations of Eurodollar Advances, the Interest Period applicable thereto.  Any notice given by the Company under this Section 2.4 shall be irrevocable.  If the Company shall fail to notify the Agent of the continuation of any Eurodollar Advances or of the conversion of Eurodollar Advances within the time required by this Section 2.4, such Advances shall, on the last day of the Interest Period applicable thereto, at the option of the Agent (a) be automatically be converted into Prime Rate Advances of the same principal amount or (b) be automatically be converted into Eurodollar Advances having an Interest Period of one month.  All conversions to and continuations of Advances shall be made uniformly and ratably among the Banks.

Section 2.5             Interest Rates, Interest Payments and Default Interest.  Interest shall accrue and be payable as follows:

(a)           Subject to paragraph (c) below, each Eurodollar Advance shall bear interest on the unpaid principal amount thereof during the Interest Period applicable thereto at a rate per annum equal to the sum of (i) the Adjusted Eurodollar Rate for such Interest Period plus (ii) the Applicable Margin.

(b)           Subject to paragraph (c) below, each Prime Rate Advance shall bear interest on the unpaid principal amount thereof at a floating rate per annum equal to the sum of (i) the Prime Rate plus (ii) the Applicable Margin.

(c)           Upon and during the continuation of any Event of Default, each Advance shall, at the option of the Majority Banks (or, in the case of any Event of Default under Sections 6.1(a), (e), (f) or (g), automatically upon and during the continuation of any such Event of Default), bear interest until paid in full (or until the corresponding Event of Default is waived in writing by the Majority Banks), whether at the date scheduled therefor or earlier upon acceleration, shall bear interest as follows: (i) during the balance of any Interest Period applicable to such Advance, at a rate per annum equal to the sum of the rate applicable to such Advance during such Interest Period plus 2.0%, and (ii) otherwise, at a rate per annum equal to the sum of the Prime Rate plus the Applicable Margin plus 2.00%.

(d)           Interest accrued to the day of payment shall be payable (A) with respect to each Eurodollar Advance having an Interest Period of three months or less, on the last day of the Interest Period applicable thereto; (B) with respect to any Eurodollar Advance having an Interest Period greater than three months, on the last day of the Interest Period applicable thereto and on each day that would have been the last day of the Interest Period for such Advance had successive Interest Periods of three months duration been applicable to such Advance; (C) with respect to any Prime Rate Advance, on the first day of each month; and (D) with respect to all Loans, on the Termination Date; provided that interest under Section 2.5(c) shall be payable on demand.

(e)           Interest payments received by the Agent shall be applied to accrued, unpaid interest on the Revolving Notes, as applicable, as may then be due and payable.

Section 2.6             Repayment; Mandatory Prepayments; Deposits Into Holding Account.

(a)           Principal of all Loans, together with all accrued, unpaid interest thereon, shall be due and payable on the Termination Date.  Upon issuance of any Letters of Credit having an expiration date after the Termination Date, the Company shall deposit into the Holding Account an amount sufficient to cause the amount deposited in the Holding Account to equal the aggregate undrawn face amount of all outstanding Letters of Credit.  At any time after such deposit is made and all outstanding Obligations, other than Obligations with respect to outstanding Letters of Credit, have been paid in full, if an outstanding Letter of Credit expires or is reduced without the full amount thereof having been drawn, the Agent shall withdraw from the Holding Account and deliver to the Company an amount equal to the amount by which the amount on deposit in the Holding Account exceeds the aggregate undrawn face amount of outstanding Letters of Credit (after giving effect to such expiration or reduction).

(b)           Between December 1 of each year and March 31 of the following year, the Company shall reduce the outstanding principal balance of the Loans for a period of not less than 30 consecutive days to $0.00.

(c)           If at any time the Total Outstandings exceed the Aggregate Commitment Amount, the Company shall prepay the Loans in the amount of such excess.

Section 2.7             Optional Prepayments.   The Company may prepay Prime Rate Advances, in whole or in part, at any time, without premium or penalty.  Each partial prepayment shall be in an aggregate amount for all the Banks of $2,000,000 or an integral multiple of $500,000 in excess thereof, and shall be distributed to the Banks in accordance with their respective Pro Rata Shares.  Except upon an acceleration following an Event of Default or upon termination of the Commitments in whole under Section 2.14, the Company may pay Eurodollar Advances only on the last day of the Interest Period applicable thereto. Amounts paid (unless following an acceleration or upon termination of the Commitments in whole) or prepaid under this Section 2.7 may be reborrowed upon the terms and subject to the conditions and limitations of this Agreement.  All principal paid or prepaid under Section 2.6, this Section 2.7 or Section 2.14 shall be applied to the outstanding principal balance of each Bank’s Revolving Note (in accordance with such Bank’s Pro Rata Share).

Part B —  Terms of the Letter of Credit Facility

Section 2.8             Letters of Credit.  The letters of credit issued by the Agent for the account of the Company pursuant to the Existing Credit Agreement shall be “Letters of Credit” hereunder from and after the Effective Date, and the rights and obligations of the Agent, the Banks and the Company with respect to such letters of credit shall be those set forth therein and, to the extent not inconsistent therewith, those set forth herein with respect to Letters of Credit.  Upon the terms and subject to the conditions of this Agreement, the Agent agrees to issue, extend or renew Letters of Credit for the account of the Company from time to time between the Effective Date and the Termination Date in such amounts as the Company shall request; provided that no Letter of Credit will be issued, extended or renewed in any amount which, after giving effect to such issuance, extension or renewal would cause (i) Total Outstandings to exceed the Aggregate Commitment Amount, or (ii) the Letter of Credit Usage to exceed $50,000,000.

Section 2.9             Procedures for Letters of Credit.  Each request for the issuance, extension or renewal of a Letter of Credit shall be made by the Company in writing and received by U.S. Bank by 1:00 p.m. (Minneapolis time) (a) not later than one Business Day preceding the requested date of issuance, extension or renewal in the case of the issuance of new Letters of Credit (which shall also be a Business Day) or the extension or renewal of previously-issued Letters of Credit which are not automatically renewable and (b) not later than five Business Days preceding the last day to give a notice of non-renewal in the case of the renewal of Letters of Credit that are automatically renewable unless a notice of non-renewal is given.  Each request for the issuance, extension or renewal of a Letter of Credit shall be deemed a representation by the Company that on the date of issuance, extension or renewal of such Letter of Credit and after giving effect thereto the conditions specified in Article III have been and will be satisfied.  The Agent may require that such request be made on such letter of credit application and reimbursement agreement form as the Agent may from time to time specify.  The Agent shall notify the other Banks by 1:00 P.M. (Minneapolis time) on the date the Agent issues, extends or renews any Letter of Credit, of the issuance, extension or renewal of each Letter of Credit, and each Bank’s Pro Rata Share thereof, and the Agent will promptly provide to the other Banks a copy of each Letter of Credit issued, extended or renewed hereunder.

Section 2.10           Terms of Letters of Credit.  Letters of Credit shall be issued in support of obligations of the Company incurred in the ordinary course of its business.  No Letter of Credit may have an expiration date more than one year after the date of its issuance.

Section 2.11           Agreement to Repay Letter of Credit Draws.  If the Agent has decided that it will a pay a draw made on any Letter of Credit, it will notify the Company of that fact.  The Company shall reimburse the Agent in an amount equal to the amount of such draw by 11:00 A.M. (Minneapolis time) on the day on which such draw is to be paid in Immediately Available Funds.  To the extent funds are available in the Holding Account, the Agent may, in its discretion (but subject to the next sentence), withdraw the amount of such draw from the Holding Account and apply such amount to the Company’s reimbursement obligations in respect of such draw.  To the extent the amount of funds available in the Holding Account equals or exceeds the Letter of Credit Usage as of the date of such draw, the Agent shall withdraw the amount of such draw from the Holding Account and apply such amount to the Company’s reimbursement obligations in respect of such draw.

Section 2.12           Loans to Cover Unpaid Draws.  Whenever there is an Unpaid Draw pursuant to Section 2.11, the Agent shall promptly give the other Banks notice to that effect, specifying the amount thereof, in which event each Bank is authorized (and the Company does here so authorize each Bank) to, and shall, make a Loan (as a Prime Rate Advance) to the Company in an amount equal to  such Bank’s Pro Rata Share of the amount of the Unpaid Draw.  Each Bank shall make such Loan, regardless of noncompliance with the applicable conditions precedent specified in Article III hereof and regardless of whether an Event of Default then exists or the

Commitments have been terminated, and provide the Agent with the proceeds of such Loan in Immediately Available Funds, at the office of the Agent, not later than 4:00 P.M. (Minneapolis time) on the day on which such Bank received such notice.  The Agent shall apply the proceeds of such Loans directly to reimburse itself for such Unpaid Draw.  If any portion of any such amount paid to the Agent should be recovered by or on behalf of the Company from the Agent in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared between and among the Banks in the manner contemplated by Section 7.10.  If at the time the Banks make funds available to the Agent pursuant to the provisions of this Section 2.12 the applicable conditions precedent specified in Article III shall not have been satisfied, the Company shall pay to the Agent for the account of the Banks interest on the funds so advanced at a floating rate per annum equal to the Prime Rate plus the Applicable Margin plus two percent (2.00%).  If for any reason any Bank is unable to make a Loan to the Company to reimburse the Agent for an Unpaid Draw, then such Bank shall immediately purchase from the Agent a risk participation in such Unpaid Draw, at par, in an amount equal to such Bank’s Pro Rata Share of the Unpaid Draw, which risk participation shall, for all purposes hereunder except Sections 2.1 and 2.2, be deemed a Loan made by such Bank hereunder.

Section 2.13           Obligations Absolute.  The obligations of the Company to repay the Agent for the amount of any draw on a Letter of Credit pursuant to Section 2.11 and to repay any Letter of Credit Loans shall be absolute, unconditional and irrevocable, shall continue for so long as any Letter of Credit, Unpaid Draw or Letter of Credit Loan is outstanding notwithstanding any termination of this Agreement, and shall be paid strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including without limitation the following circumstances:

(a)           any lack of validity or enforceability of any Letter of Credit;

(b)           the existence of any claim, setoff, defense or other right which the Company may have or claim at any time against any beneficiary, transferee or holder of any Letter of Credit (or any Person for whom any such beneficiary, transferee or holder may be acting), the Agent, U.S. Bank or any Bank or any other Person, whether in connection with a Letter of Credit, this Agreement, the transactions contemplated hereby, or any unrelated transaction; or

(c)           any statement or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever.

Neither the Agent, U.S. Bank, any other Bank nor the officers, directors, agents or employees of any thereof shall be liable or responsible for, and the obligations of the Company to U.S. Bank and the Banks shall not be impaired by:

(i)            the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary, transferee or holder thereof in connection therewith;

(ii)           the validity, sufficiency or genuineness of documents, or of any endorsements thereon, even if such documents or endorsements should, in fact, prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(iii)          the acceptance by U.S. Bank of documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; or

(iv)          any other circumstances whatsoever in making or failing to make payment under any Letter of Credit.

Notwithstanding the foregoing, the Company shall have a claim against U.S. Bank, and U.S. Bank shall be liable to the Company, to the extent, but only to the extent, of any direct, as opposed to consequential, damages suffered by the Company which the Company proves were caused by U.S. Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms thereof.

Part C  —  General

Section 2.14           Optional Reduction or Termination of Commitments.  The Company may, at any time, upon not less than five Business Days’ prior written notice to the Agent, reduce the Commitments, ratably, with any such reduction in a minimum aggregate amount for all the Banks of $5,000,000, or an integral multiple thereof, or terminate the Commitments in their entirety; provided, however, that (a) the Company may not at any time reduce the Aggregate Commitment Amount below the Letter of Credit Usage as of the date of such reduction unless the Company reduces the Aggregate Commitment Amount to zero and deposits with U.S. Bank in the Holding Account an amount equal to the Letter of Credit Usage as of such date; and (b) the Company may not reduce the Commitments if the payment required by the next sentence as a result of such reduction would result in any outstanding Eurodollar Advances being repaid, in whole or in part, prior to the last day of the Interest Period applicable to such Advances.  Upon any reduction in the Commitments pursuant to this Section 2.14, the Company shall pay to the Agent for the account of the Banks the amount, if any, by which the Total Outstandings exceed the Aggregate Commitment Amount after giving effect to such reduction.  Upon termination of the Commitments pursuant to this Section, the Company shall pay to the Agent for the account of the Banks the full amount of all outstanding Loans, all accrued and unpaid interest thereon, all unpaid Utilization Fees accrued to the date of such termination, any indemnities payable pursuant to Section 2.26 and all other unpaid obligations of the Company to the Banks and the Agent hereunder, and shall deposit with U.S. Bank in the Holding Account an amount equal to the Letter of Credit Usage as of such date.

Section 2.15           Agent’s Fees.  The Company shall pay to the Agent fees in accordance with the terms of a letter agreement between the Company and the Agent concerning such fees.  The Agent may separately agree with any Bank to pay a portion of such fees to such Bank, but shall not be obligated to pay such portion to such Bank unless and until the same is received from the Company.

Section 2.16           Utilization Fees.  The Company shall pay to the Agent, for the ratable account of the Banks, for the period from the Effective Date to and including the Termination Date, fees (the “Utilization Fees”) in an amount equal to the Applicable Utilization Fee Percentage per annum of the Aggregate Commitment Amount, in each case as in effect on the last day of each calendar quarter or the Termination Date (without giving effect to the termination of the Commitments on such date), as applicable.  Such Utilization Fees are payable calendar quarterly in arrears on the first day of the following calendar quarter and on the Termination Date.

Section 2.17           Facility Fees.  The Company shall pay to the Agent, for the account of each Bank, for the period from the Effective Date to and including the Termination Date, a facility fee (the “Facility Fee”) in an amount equal to the Applicable Facility Fee Percentage per annum of such Bank’s Commitment Amount (whether used or unused), in each case as in effect on the last day of each calendar quarter or the Termination Date (without giving effect to the termination of the Commitments on such date).   Such Facility Fees are payable calendar quarterly in arrears on the first day of the following calendar quarter and on the Termination Date.

Section 2.18           Letter of Credit Fees.  For each Letter of Credit issued, extended or renewed, the Company shall pay to the Agent for the ratable account of the Banks, in advance on the date of issuance, extension or renewal, a fee (a “Letter of Credit Fee”) in an amount equal to the Applicable Margin for Eurodollar Rate Advances, as in effect on the date of issuance, extension or renewal, of the original face amount of the Letter of Credit for the period from the date of issuance, extension or renewal to the scheduled expiration date of such Letter of Credit. The Company shall also pay to U.S. Bank, for its own account, on demand (a) a “fronting fee” upon issuance of each Letter of Credit issued in the amount of 0.125% times the amount available to be drawn upon such Letter of Credit and (b) all issuance, amendment, drawing and other fees regularly charged by U.S. Bank to its letter of credit customers and all out–of–pocket expenses incurred by U.S. Bank in connection with the issuance, amendment, administration or payment of any Letter of Credit.

Section 2.19           Computation.  Utilization Fees, Facility Fees, Letter of Credit Fees and interest on Eurodollar Advances shall be computed on the basis of actual days elapsed (or, in the case of Letter of Credit Fees which are paid in advance, actual days to elapse) and a year of 360 days, or in the case of interest on Prime Rate Advances, a year of 365 or 366 days, as applicable.

Section 2.20           Payments.  Payments and prepayments of principal of, and interest on, the Notes and all fees, expenses and other obligations under this Agreement payable to the Agent or the Banks shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 noon (Minneapolis time) (except as otherwise provided herein) on the dates called for under this Agreement to the Agent at its main office in Minneapolis, Minnesota.  Payments payable to U.S. Bank for its own account in respect of Letters of Credit under this Agreement shall be made without setoff or counterclaim in Immediately Available Funds not later than 12:00 noon (Minneapolis time) (except as otherwise provided herein) on the dates called for in this Agreement to U.S. Bank at its main office in Minneapolis, Minnesota.  Funds received after such time shall be deemed to have been received on the next Business Day.  The Agent will promptly distribute in like funds to each Bank its Pro Rata Share of each payment of principal or interest applied to the Revolving Notes, and each payment of Utilization Fees, Facility Fees, Letter of Credit Fees or other amounts received by the Agent for the account of the Banks.  If the Agent does not make any such distribution (or provide Federal Reserve Bank reference numbers for the wire transfer of the amount thereof) by 3:00 P.M. (Minneapolis time) on the date such payment of principal, interest or other amounts is received or deemed received under this Section 2.20, the Agent will pay interest to each Bank entitled to receive a portion of such distribution on the amount distributable to it at the Federal Funds Rate from the date such payment was received or deemed received until the date such distribution is made, such interest to be payable with such distribution.  Whenever any payment to be made hereunder or on the Notes shall be stated to be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time, in the case of a payment of principal, shall be included in the computation of any interest on such principal.

Section 2.21           Use of Loan Proceeds.  The proceeds of the Loans shall be used for the general corporate purposes of the Company and its Subsidiaries in a manner not in conflict with any of the covenants in this Agreement.

Section 2.22           Interest Rate Not Ascertainable, Etc.  If, on or prior to the date for determining the Adjusted Eurodollar Rate in respect of the Interest Period, any Bank reasonably determines (which determination shall be conclusive and binding, absent error) that:

(a)           deposits in dollars (in the applicable amount) are not being made available to such Bank in the relevant market for such Interest Period, or

(b)           the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to such Bank of funding or maintaining Eurodollar Advances for such Interest Period,

such Bank shall forthwith give notice to the Agent and the Company and the other Banks of such determination, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Advances shall be suspended until such Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist.  While any such suspension continues, all further Advances by such Bank shall be made as Prime Rate Advances.  No such suspension shall affect the interest rate then in effect during the applicable Interest Period for any Eurodollar Advance outstanding at the time such suspension is imposed.

Section 2.23           Increased Cost.  If, after the date hereof, any Regulatory Change:

(a)           shall subject any Bank (or its applicable lending office) to any tax, duty or other charge with respect to its Eurodollar Advances, its Note(s), its obligation to make Eurodollar Advances, its issuance of Letters of Credit or its obligation to make Letter of Credit Loans, or shall change the basis of taxation of payment to any Bank (or its applicable lending office) of the principal of or interest on its Eurodollar Advances, or any other amounts due under this Agreement in respect of its Eurodollar Advances, its obligation to make Eurodollar Advances, its obligation to issue Letters of Credit or its obligation to make Letter of Credit Loans (except for changes in the rate of tax on the overall net income of such Bank or its applicable lending office imposed by the jurisdiction in which such Bank’s principal office or applicable lending office is located); or

(b)           shall impose, modify or deem applicable any reserve, special deposit, capital requirement or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Eurodollar Advance any such requirement to the extent included in calculating the applicable Adjusted Eurodollar Rate) against assets of, deposits with or for the account of, or credit extended by, any Bank’s applicable lending office or shall impose on any Bank (or its applicable lending office) or on the interbank eurodollar market any other condition affecting its Eurodollar Advances, its Note(s), its obligation to make Eurodollar Advances, its obligation to issue Letters of Credit or its obligations to make Letter of Credit Loans;

and the result of any of the foregoing is to increase the cost to such Bank (or its applicable lending office) of making or maintaining any Eurodollar Advance, issuing or maintaining Letters of Credit or making Letter of Credit Loans, or to reduce the amount of any sum received or receivable by such Bank (or its applicable lending office) under this Agreement or under its Note(s), then, within 30 days after demand by such Bank (with a copy to the Agent), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.  Each Bank will promptly notify the Company and the Agent of any Regulatory Change of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section 2.23 and will designate a different applicable lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  A certificate of any Bank claiming compensation under this Section 2.23, setting forth the additional amount or amounts to be paid to it hereunder and stating in reasonable detail the basis for the charge and the method of computation, shall be conclusive in the absence of error.  In determining such amount, any Bank may use any reasonable averaging and attribution methods.  The Company shall not be obligated to pay any such amount that is attributable to the period ending 91 days prior to the date of the first notice delivered by any Bank under the third preceding sentence  with respect to any Regulatory Change (the “Section 2.23 Excluded Period”), except to the extent any amount is attributable to the Section 2.23 Excluded Period as a result of the retroactive application of the applicable Regulatory Change.  Failure on the part of any Bank to demand compensation for any increased costs or reduction in amounts received or receivable with respect to any Interest Period or other applicable period shall not constitute a waiver of such Bank’s rights to demand compensation for any increased costs or reduction in amounts received or receivable in any subsequent Interest Period or other applicable period.

Section 2.24           Illegality.  If, after the date of this Agreement, any Regulatory Change shall make it unlawful or impossible for such Bank to make, maintain or fund any Eurodollar Advances, such Bank shall notify the Company and the Agent, whereupon the obligation of such Bank to make or continue, or to convert any Advances to, Eurodollar Advances shall be suspended until such Bank notifies the Company and the Agent that the circumstances giving rise to such suspension no longer exist.  Before giving any such notice, such Bank shall designate a different applicable lending office if such designation will avoid the need for giving such notice and will not, in the  judgment of such Bank, be otherwise disadvantageous to such Bank.  If such Bank determines that it may not lawfully continue to maintain any Eurodollar Advances to the end of the applicable Interest Periods, all of the affected Advances shall be automatically converted to Prime Rate Advances as of the date of such Bank’s notice, and upon such conversion the Company shall indemnify such Bank in accordance with Section 2.26.

Section 2.25           Capital Adequacy.  In the event that any Bank shall have reasonably determined that any Regulatory Change has or shall have the effect of reducing the rate of return on such Bank’s capital or the capital of its parent corporation as a consequence of its Commitment, the Advances and/or the Letters of Credit or its obligations to make Loans to cover Unpaid Draws to a level below that which such Bank or its parent corporation could have achieved but for such Regulatory Change (taking into account such Bank’s policies and the policies of its parent corporation with respect to capital adequacy), then the Company shall, within ten days after written notice and demand from such Bank (with a copy to the Agent), pay to such Bank additional amounts sufficient to compensate such Bank or its parent corporation for such reduction; provided, that the Company shall not be obligated to pay any such additional amount (i) unless such Bank shall first have notified the Company in writing that it intends to seek such compensation pursuant to this Section 2.25 and (ii) that is attributable to the period ending 91 days prior to the date of such notice with respect to any Regulatory Change (the “Section 2.25 Excluded

Period”), except to the extent any amount is attributable to the Section 2.25 Excluded Period as a result of the retroactive application of the applicable Regulatory Change.  Any determination by such Bank under this Section and any certificate as to the amount of such reduction given to the Company by such Bank shall be final, conclusive and binding for all purposes, absent error.

Section 2.26           Funding Losses.  The Company shall compensate each Bank, upon its written request, for all losses, expenses and liabilities (including, without limitation, any interest paid by such Bank to lenders of funds borrowed by it to make or carry Eurodollar Advances to the extent not recovered by such Bank in connection with the re-employment of such funds and including loss of anticipated profits) which such Bank may sustain:  (a) if for any reason, other than a default by such Bank, a funding of a Eurodollar Advance does not occur on the date specified therefor in the Company’s request or notice as to such Advance under Section 2.2 or 2.4, or (b) if, for whatever reason (including, but not limited to, acceleration of the maturity of Advances following an Event of Default), any repayment or prepayment of a Eurodollar Advance, or a conversion pursuant to Section 2.24, occurs on any day other than the last day of the Interest Period applicable thereto.  A Bank’s request for compensation shall set forth the basis for the amount requested and shall be final, conclusive and binding, absent error.

Section 2.27           Discretion of Banks as to Manner of Funding.  Each Bank shall be entitled to fund and maintain its funding of Eurodollar Advances in any manner it may elect, it being understood, however, that for the purposes of this Agreement all determinations hereunder (including, but not limited to, determinations under Section 2.26, but excluding determinations of the Eurodollar Rate that the Agent may elect to make from the Telerate or Reuters screen) shall be made as if such Bank had actually funded and maintained each Eurodollar Advance during the Interest Period for such Advance through the purchase of deposits having a maturity corresponding to the last day of the applicable Interest Period and an interest rate equal to the Eurodollar Rate.

Section 2.28           Setoff.  Whenever an Event of Default shall have occurred and be continuing, the Company hereby irrevocably authorizes each Bank to set off the Obligations owed to it (including, without limitation, any participation in the Obligations of other Banks purchased pursuant to Section 7.10 or 7.11) against all deposits and credits of the Company with, and any and all claims of the Company against, such Bank.  Such right shall exist whether or not the Agent shall have made any demand hereunder or under any other Loan Document, whether or not such indebtedness, or any part thereof, or deposits and credits held for the account of the Company is or are matured or unmatured, and regardless of the existence or adequacy of any collateral, guaranty or any other security, right or remedy available to the Banks.  Each Bank agrees that, as promptly as is reasonably possible after the exercise of any such setoff right, it shall notify the Agent and the Company of its exercise of such setoff right; provided, however, that the failure of any Bank to provide such notice shall not effect the validity of the exercise of such setoff rights.  Nothing in this Agreement shall be deemed a waiver or prohibition of or restriction on any rights of banker’s lien, setoff and counterclaim available to any Bank pursuant to law.

Section 2.29           Taxes.

(a)   Any and all payments by the Company hereunder or under the Notes shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges of withholdings, and all liabilities with respect thereto, excluding, in the case of each Bank and the Agent, taxes imposed on its overall net income, and franchise taxes imposed on it in lieu of net income taxes (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under the Notes being hereinafter referred to as “Taxes”).

(b)   The Company shall indemnify each Bank and the Agent for the full amount of Taxes imposed on or paid by such Bank or the Agent and any penalties, interest and expenses with respect thereto. Payments on this indemnification shall be made within 30 days from the date such Bank or the Agent makes written demand therefor.

(c)   Within 30 days after the date of any payment of Taxes, the Company shall furnish to the Agent, at its address referred to on the signature page hereof a certified copy of a receipt evidencing payment thereof.  In the case of any payment hereunder or under the Revolving Notes by or on behalf of the Company through an account or branch outside the United States or by or on behalf of the Company by a payor that is not a United States person, if the Company determines that no Taxes are payable in respect thereof, the Company shall furnish or shall cause such payor to furnish, to the Agent, at such address, an opinion of counsel acceptable to the Agent stating that such payment is exempt from Taxes. For purposes of this subsection (d) and subsection (e), the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(d)   Banks to Submit Forms.  Each Bank, as of the date it becomes a party hereto, represents to the Company and the Agent that it is either (i) a corporation organized under the laws of the United States or any State thereof or (ii) is entitled to complete exemption from United States withholding tax imposed on or with respect to any payments, including fees, to be made pursuant to this Agreement (x) under an applicable provision of a tax convention to which the United States is a party or (y) because it is acting through a branch, agency or office in the United States and any payment to be received by it hereunder is effectively connected with a trade or business in the United States.  Each Bank that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent, on or before the day on which such Bank becomes a Bank, a duly completed and signed copy of either Form W-8BEN or Form W-8ECI of the United States Internal Revenue Service.  Form W-8BEN shall include the Foreign Bank’s United States taxpayer identification number if required under the current regulations to claim exemption from withholding pursuant to a tax convention.  Thereafter and from time to time, each such Bank shall submit to the Company and the Agent such additional duly completed and signed copies of one or the other of such Forms (or such successor Forms as shall be adopted from time to time by the relevant United States taxing authorities) as may be (i) reasonably requested by the Company or the Agent and (ii) required and permitted under then-current United States law or regulations to avoid United States withholding taxes on payments in respect of all payments to be received by such Bank hereunder.  Upon the request of the Company or the Agent, each Bank that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall submit to the Company and the Agent a certificate on Internal Revenue Service Form W-9 or such substitute form as is reasonably satisfactory to the Company and the Agent to the effect that it is such a United States person.

(e)   Inability of a Bank.  If the Company shall be required by law or regulation to make any deduction, withholding or backup withholding of any taxes, levies, imposts, duties, fees, liabilities or similar charges of the United States of America, any possession or territory of the United States of America (including the Commonwealth of Puerto Rico) or any area subject to the jurisdiction of the United States of America (“U.S. Taxes”) from any payments to a Bank pursuant to any Loan Document in respect of the Obligations payable to such Bank then or thereafter outstanding, the Company shall make such withholdings or deductions and pay the full amount withheld or deducted to the relevant taxation authority or other authority in accordance with applicable law.

(f)            Substitution of Bank.  In the event the Company is required pursuant to this Section 2.29 to pay any additional amount to any Bank, such Bank shall, if no Event of Default or Unmatured Event of Default has occurred and is continuing, upon the request of the Company to such Bank and the Agent, assign, pursuant to and in accordance with the provisions of Section 8.5(c), all of its rights and obligations under this Agreement and under the Loan Documents to another Bank or an assignee selected by the Company and reasonably satisfactory to the Agent, in consideration for (i) the payment by such assignee to the assigning Bank of the principal of, and interest accrued and unpaid to the date of such assignment on, the Revolving Note of such Bank, (ii) the payment by the Company to the assigning Bank of any and all other amounts owing to such Bank under any provision of this Agreement accrued and unpaid to the date of such assignment and (iii) the Company’s release of the assigning Bank from any further obligation or liability under this Agreement.  Notwithstanding anything to the contrary in this Section 2.29(f), in no event shall the replacement of any Bank result in a decrease in the aggregate Commitment Amounts without the written consent of the Majority Banks.

Section 2.30           Release of Existing Guaranties.  Upon the Effective Date, the Agent will execute and deliver to the Company a written release of each guarantor (other than the Guarantors) of the Company’s obligations under the Existing Credit Agreement, in the form prescribed by the Agent.  Each Bank which is party to the Existing Credit Agreement hereby consents to such execution and delivery by the Agent.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1             Conditions Precedent to Initial Loan.  The obligation of the Banks to make the initial Loans hereunder, and the obligation of U.S. Bank to issue the initial Letter of Credit hereunder, shall be subject to the prior or simultaneous fulfillment of each of the following conditions:

(a)           the Agent shall have received the following:

(i)            Revolving Notes payable to the Banks, duly executed by the Company, complying with the requirements of Section 2.3;

(ii)           Amended and Restated Guaranties of the initial Guarantors, duly executed by such Guarantor;

(iii)          copies of the articles or certificate of incorporation or organization, including all amendments thereto, of the Company and the initial Guarantors, certified as of a date acceptable to the Agent by the appropriate governmental official of the jurisdiction of its incorporation or organization;

(iv)          long-form certificates of good standing of the Company and the initial Guarantors, as of a date acceptable to the Agent, from such governmental official;

(v)           certificates of the Secretary or an Assistant Secretary of the Company and the initial Guarantors, dated the Effective Date, certifying (A) that attached thereto is a true and complete copy of the organizational documents of the Company or such Guarantor as in effect on such date, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors, sole shareholder or other governing body of the Company or such Guarantor, authorizing the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Company, the borrowings thereunder, and certifying that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the articles or certificate of incorporation or organization of the Company or such Guarantor have not been amended since the date of the last amendment thereto shown on the certificate of good standing furnished pursuant to Section 3.1(a)(iv), and (D) as to the authority, incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith or therewith on behalf of the Company or such Guarantor;

(vi)          the favorable written opinion of Robins, Kaplan, Miller & Ciresi, counsel for the Company and its Subsidiaries, addressed to the Banks, as to the matters and to the effect set forth in Exhibit D;

(vii)         a copy of a letter from the Company to the accounting firm that audited the financial statements referred to in Section 4.5, informing such accounting firm that the Banks are extending credit in reliance on such statements; and

(viii)        a certificate of the appropriate financial officer of the Company to the effect that, as of the Effective Date, the representations and warranties of the Company set forth herein and of each initial Guarantor set forth in its Guaranty are true and correct, and that no Event of Default or Unmatured Event of Default has occurred or will exist.

(b)           the Agent and the Banks shall have received all fees and other amounts due and payable by the Company to the Agent and the Banks under, or as contemplated by, this Agreement or any other Loan Document on or prior to the Effective Date, including, but not limited to, the reasonable fees and expenses of counsel to the Agent payable pursuant to Section 8.3; and

(c)           the Company shall have performed and complied with all agreements, terms and conditions contained in this Agreement required to be performed or complied with by the Company prior to or simultaneously with the Effective Date.

Section 3.2             Conditions Precedent to Each Loan.  The obligation of the Banks to make all Loans (including the initial Loan) other than Letter of Credit Loans, to continue any Eurodollar Advances as such or to convert any outstanding Advances to Eurodollar Advances, and the obligation of U.S. Bank to issue, extend or renew Letters of Credit, shall be subject to the fulfillment of the following conditions:

(a)           the representations and warranties of the Company contained in Article IV and of each Guarantor contained in its Guaranty shall be true and correct on and as of the date on which each Loan is requested to be made, on which each Advance is requested to be continued or converted or on which each Letter of Credit is requested to be issued, extended or renewed with the same force and effect as if made on and as of such date, and the giving of the relevant Notice of Borrowing, Continuation or Conversion or the making of the relevant request for the issuance, extension or renewal of a Letter of Credit shall constitute a representation and warranty to such effect;

(b)           no Event of Default or Unmatured Event of Default shall have occurred and be continuing on the Borrowing Date or would exist after giving effect to the making of the requested Loan, the requested continuation or conversion of an Advance or the issuance, extension or renewal of the requested Letter of Credit; and

(c)           the Agent shall have received a timely and properly completed Notice of Borrowing, Continuation or Conversion, as required under Section 2.2 or Section 2.5, or U.S. Bank shall have received a timely and properly completed written request for the issuance, extension or renewal of a Letter of Credit, as required under Section 2.9.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Banks to enter into this Agreement, to grant their respective Commitments and to make Loans thereunder, and to induce U.S. Bank to issue Letters of Credit hereunder, the Company hereby represents and warrants to the Banks that:

Section 4.1             Organization, Standing, Etc.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to carry on its business as now conducted, to enter into this Agreement and to perform its obligations under each Loan Document to which it is a party.  Each Subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite power and authority to carry on its business as now conducted.  The Company and each Subsidiary (a) holds all certificates of authority, licenses and permits necessary to carry on its business as presently conducted in each jurisdiction in which it is carrying on such business, except where the failure to hold such certificates, licenses or permits would not have a Material Adverse Effect, and (b) is duly qualified and in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned, leased or operated by it or the business conducted by it makes such qualification necessary and the failure so to qualify would permanently preclude it from enforcing its rights with respect to any assets or expose it to any liability, which in either case could have a Material Adverse Effect.

Section 4.2             Authorization and Validity.  The execution, delivery and performance by the Company of each Loan Document to which it is a party have been duly authorized by all necessary corporate action, and this Agreement and each other Loan Document to which the Company is a party constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with its respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.  The execution, delivery and performance by each Guarantor of its Guaranty have been duly authorized by all necessary organizational action, and each Guaranty constitutes the legal, valid and binding obligations of the Guarantor party to it, enforceable against such Guarantor in accordance with its respective terms, subject to limitations as to enforceability which might result from bankruptcy, insolvency, moratorium and other similar laws affecting creditors’ rights generally and general principles of equity.

Section 4.3             Compliance With Law and Other Agreements.  The execution, delivery and performance by the Company and each Guarantor of each Loan Document to which it is a party will not (a) violate any provision of any law, statute, rule or regulation or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority applicable to the Company or any Subsidiary, (b) violate or contravene any provision of the organizational documents of the Company or any Subsidiary, or (c) result in a breach of or constitute a default under any indenture, loan or credit agreement or any other agreement, lease or instrument to which the Company or any Subsidiary is a party or by which the Company, any Subsidiary or any of their properties may be bound, or result in the creation of any Lien thereunder.  Neither the Company nor any Subsidiary is in default under or in violation of any law, statute, rule or regulation, order, writ, judgment, injunction, decree, determination or award of any Governmental Authority applicable to it or any indenture, loan or credit agreement or other agreement, lease or instrument to which it is a party or by which it or any of its properties may be bound in any case in which the consequences of such default or violation would have a Material Adverse Effect.

Section 4.4             Governmental Consent.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by, any Governmental Authority is required on the part of the Company or any Subsidiary to authorize, or is required in connection with, the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, the Loan Documents.

Section 4.5             Financial Statements and No Material Adverse Change.  The Company’s audited financial statements as of March 3, 2001, and its consolidated unaudited financial statements as of December 1, 2001, as heretofore furnished to the Banks, have been prepared in conformity with GAAP on a consistent basis (except for year-end audit adjustments as to the unaudited statements) and fairly present the consolidated financial condition of the Company as at such dates and the results of its operations and cash flow for the respective periods then ended.  As of the dates of such financial statements, neither the Company nor any Subsidiary had any material obligation, contingent liability, liability for taxes or long-term lease obligations or unusual forward or long-term commitment which is not either reflected in such financial statements or in the notes thereto.  Since the date of the Company’s most recent audited financial statements delivered to the Banks, no Material Adverse Effect has occurred with respect to the Company or any Subsidiary.

Section 4.6             Litigation.  There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company, any Subsidiary or any of their properties before any arbitrator or any Governmental Authority which has had, or, if determined adversely to the Company or such Subsidiary, would likely have, a Material Adverse Effect.

Section 4.7             ERISA.  Each Plan complies with all material applicable requirements of ERISA and the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and the Code setting forth those requirements.  No Reportable Event has occurred and is continuing with respect to any Plan.  All of the minimum funding standards applicable to such Plans have been satisfied and there exists no event or condition which would permit the institution of proceedings to terminate any Plan under Section 4042 of ERISA.  The current value of the Plans’ benefits guaranteed under Title IV of ERISA does not exceed the current value of the Plans’ assets allocable to such benefits.  As of the Signing Date, neither the Company nor any ERISA Affiliate is a party to or has any liability to any Multiemployer Plan.

Section 4.8             Environmental, Health and Safety Laws.  There does not exist any violation by the Company or any Subsidiary of any applicable federal, state or local law, rule or regulation or order of any government, governmental department, board, agency or other instrumentality relating to environmental, pollution, health or safety matters which could have a Material Adverse Effect.  Neither the Company nor any Subsidiary has received any notice to the effect that any part of its operations or properties is not in material compliance with any such law, rule, regulation or order or notice that it or its property is the subject of any governmental investigation evaluating whether any remedial action is needed to respond to any release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect on  the Company.

Section 4.9             Federal Reserve Regulations.  Neither the Company nor any Subsidiary is engaged principally or as one of its important activities in the business of extending credit for the purpose of purchasing or carrying margin stock and no part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X.  The value of all margin stock owned by the Company and its Subsidiaries does not constitute more than 25% of the value of the consolidated assets of the Company.

Section 4.10           Title to Property; Possession Under Leases.  Each of the Company and its Subsidiaries has good title, free of all Liens other than those permitted by Section 5.12 hereof, to all of the properties and assets reflected in the most recent financial statements delivered to the Banks hereunder as being owned by it and all assets acquired subsequent to the date of such financial statements, except for assets disposed of in the ordinary course of business.  To the knowledge of the Company, there are no actual, threatened or alleged defaults with respect to any leases of any real or personal property under which the Company or any of its Subsidiaries is lessor, in each case which actual, threatened or alleged defaults could have a Material Adverse Effect.

Section 4.11           Taxes.  The Company and its Subsidiaries have filed all federal, state, local and foreign tax returns required to be filed by them and have paid or made provision for the payment of all taxes due and payable pursuant to such returns and pursuant to any assessments made against them or any of their property and all other taxes, fees and other charges imposed on them or any of their property by any Governmental Authority (other than taxes, fees or charges the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside on the books of the Company or such Subsidiary in conformity with GAAP).  No tax Liens have been filed and no material claims are being asserted with respect to any such taxes, fees or charges.  The charges, accruals and reserves on the books of the Company and each Subsidiary in respect of taxes and other governmental charges are adequate and the Company knows of no proposed material tax assessment against it or any Subsidiary or any basis therefor.  The United States income tax returns of the Company and its Subsidiaries have been audited by the Internal Revenue Service, or the period for audit thereof has expired, for all fiscal years of the Company ending on or before March 31, 1996.

Section 4.12           Trademarks, Patents.  Each of the Company and its Subsidiaries possesses or has the right to use all of the patents, trademarks, trade names, service marks and copyrights, and applications therefor, and all technology, know-how, processes, methods and designs used in or necessary for the conduct of its business, without known conflict with the rights of others except conflicts that would not be likely to have a Material Adverse Effect on the Company.

Section 4.13           Business and Properties of Company and its Subsidiaries.  Since the date of the most recent financial statements delivered to the Banks hereunder, the business, properties and other assets of the Company and its Subsidiaries have not been materially and adversely affected in any way as the result of any fire or other casualty, strike, lockout, or other labor trouble, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, activity of armed forces or act of God.

Section 4.14           Securities Laws.  Neither the Company nor any Subsidiary has issued any unregistered securities in violation of the registration requirements of Section 5 of the Securities Act of 1933, as amended, or any other federal, state or foreign law, nor is the Company or any Subsidiary violating any rule, regulation or requirement under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or other federal, state or foreign law in any material respect.

Section 4.15           Investment Company Act.  The Company is not an “investment company” or a company “controlled” by an investment company within the meaning of the Investment Company Act of 1940, as amended.

Section 4.16           Public Utility Holding Company Act.  The Company is not a “holding company” or a “subsidiary company” of a holding company or an “affiliate” of a holding company or of a subsidiary company of a holding company within the meaning of the Public Utility Holding Company Act of 1940, as amended.

Section 4.17           Retirement Benefits.  Except as required under Section 4980B of the Code, Section 601 of ERISA or applicable state law, neither the Company nor any Subsidiary is obligated to provide post-retirement medical or insurance benefits with respect to employees or former employees.

Section 4.18           Indebtedness.  The Company and its Subsidiaries have no outstanding Indebtedness except Indebtedness permitted pursuant to Section 5.13.

Section 4.19           Subsidiaries.  Schedule 4.19(a) sets forth the Company’s organizational chart as of the Effective Date, including the legal name and the jurisdiction of incorporation of each of the Company’s Subsidiaries as of the Signing Date.  Schedule 4.19(b) identifies all Restricted Subsidiaries as of the Company’s fiscal year ended March 3, 2001 and, with respect to each such Restricted Subsidiary sets forth (i) the jurisdiction of incorporation of such Restricted Subsidiary, (ii) the authorized and outstanding capital stock of such Restricted Subsidiary by class and number and (iii) the name of each Person owning the capital stock of such Restricted Subsidiary.  There are no warrants, options or other rights to purchase any capital stock in any Restricted Subsidiary.

Section 4.20           Full Disclosure.  Subject to the following sentence, neither the financial statements delivered to the Banks hereunder nor any other certificate, written statement, exhibit or report furnished by or on behalf of the Company in connection with or pursuant to this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading.  Certificates or statements furnished by or on behalf of the Company to the Agent or any Bank consisting of projections or forecasts of future results or events have been prepared in good faith and are based on good faith estimates and assumptions of the management of the Company, and the Company has no reason to believe that such projections or forecasts are not reasonable.

ARTICLE V

COVENANTS

Until the Commitments shall have expired or been terminated and all of the Obligations shall have been paid in full, unless the Majority Banks shall otherwise consent in writing, the Company will:

Section 5.1             Financial Statements.  Furnish to the Agent, with a copy for each Bank:

(a)           as soon as available and in any event within 90 days after the end of each fiscal year of the Company, a copy of the consolidated financial statements of the Company consisting of at least statements of income, a reconciliation of changes in equity accounts and cash flow statements for such fiscal year and balance sheets as at the end of such fiscal year, setting forth in each case in comparative form corresponding figures from the preceding year audit, certified without qualification as to scope, as to the going concern nature of the Company or as to any other matter deemed material by the Majority Banks, by Ernst & Young or other independent certified public accountants of recognized national standing selected by the Company and acceptable to the Agent, together with (i) to the extent not previously delivered to such accounting firm under the terms hereof, a letter from the Company to such accounting firm advising such accounting firm that the Banks are extending credit in reliance on such financial statements and (ii) a statement of the accounting firm performing such audit to the effect that in the course of performing its examination nothing came to its attention that caused it to believe that the Company was not in compliance with Sections 5.21, 5.22 and 5.23;

(b)           as soon as available and in any event within (i) in the case of the last fiscal quarter of each year, 60 days and (ii) in all other cases, 45 days, after the end of each fiscal quarter, a copy of the unaudited consolidated financial statements of the Company consisting of at least statements of income for said fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter, cash flow statements for such fiscal quarter and for the period from the beginning of the fiscal year to the end of such fiscal quarter and balance sheets as at the end of such fiscal quarter, setting forth, in each case, comparative figures for the corresponding period of the preceding fiscal year and forecasted figures for such period, certified by the chief financial officer of the Company or his designee as being true and prepared in accordance with GAAP, except for year-end audit adjustments and the absence of footnotes;

(c)           promptly after the sending or filing thereof, copies of all regular and periodic financial reports which the Company or any Subsidiary shall file with the Securities and Exchange Commission or any national securities exchange;

(d)           as soon as practicable and in any event on or before the last  Business Day of the second month of each fiscal year of the Company, projections, in reasonable detail, on a quarterly basis for such fiscal year, including projected earnings statements and cash flow statements for each month during such fiscal year and the period from the beginning of such fiscal year through the end of such month, and accompanying balance sheets as of the end of such month, signed by the chief financial officer of the Company or his designee;

(e)           together with the financial statements delivered for each fiscal quarter pursuant to Section 5.1(b), the Company’s quarterly sales release for such quarter; and

(f)            such other information respecting the financial condition and results of operations of the Company as the Agent or any Bank may from time to time reasonably request.

(g)           as soon as available and in any event within (i) in the case of the last fiscal quarter of each year, 60 days and (ii) in all other cases, 45 days after the end of each fiscal quarter, and together with the financial statements required pursuant to Section 5.1(b), a properly completed Compliance Certificate, signed by an appropriate financial officer of the Company.

Section 5.2             Corporate Existence.  Except as permitted by Section 5.11, maintain, and cause each Subsidiary to maintain, its corporate existence in good standing under the laws of its jurisdiction of incorporation and its qualification to transact business in each jurisdiction where failure so to qualify would permanently preclude the Company or such Subsidiary from enforcing its rights with respect to any material asset or would expose the Company or such Subsidiary to any material liability, and do or cause to be done, and cause each Subsidiary to do or cause to be done, all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises and authorizations material to the conduct of its business.

Section 5.3             Compliance with Laws, etc.  Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority applicable to the Company or such Subsidiary, whether now in effect or hereafter enacted, the failure to comply with which has had or would likely have a Material Adverse Effect on the Company.

Section 5.4             Insurance.  Keep, and cause each Subsidiary to keep, its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain, and cause each Subsidiary to maintain, such other insurance, in such amounts and against such risks, as is customary with companies in the same or similar businesses, including (i) public liability insurance against such tort claims which may be asserted against it, and (ii) fire and other risks insured against by extended coverage; and maintain, and cause each Subsidiary to maintain, such other insurance as may be required by law or agreement.

Section 5.5             Payment of Indebtedness, Taxes and Claims.  Pay, and cause each of its Subsidiaries to pay, its Indebtedness and other obligations promptly and in accordance with their terms; file, and cause each of its Subsidiaries to file, all tax returns and reports which are required by law to be filed by it; pay, and cause each of its Subsidiaries to pay, before they become delinquent, all taxes, assessments and governmental charges and levies imposed upon it or its property and all claims or demands of any kind (including but not limited to those of suppliers, mechanics, carriers, warehousemen, landlords and other like Persons) which, if unpaid, might result in the creation of a Lien upon its property; provided that the foregoing items need not be paid if they are being contested in good faith by appropriate proceedings, and as long as the Company’s or such Subsidiary’s title to its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on the Company’s or such Subsidiary’s books in conformity with GAAP.

Section 5.6             Books and Records; Inspections; Audits.  Keep, and cause each Subsidiary to keep, proper books and records of account in which full, true and correct entries will be made of all its dealings, business and affairs in accordance with GAAP consistently applied and consistent with the principles applied in the preparation of the financial statements referred to in Section 4.5; permit, and cause each Subsidiary to permit, any Person designated by any Bank to visit and inspect any of its properties, corporate books and financial records and to copy and make extracts therefrom and to discuss its affairs and finances with its officers and independent certified public accountants, all at such times as such Bank shall reasonably request.

Section 5.7             Maintenance of Properties.  Maintain, and cause each Subsidiary to maintain, its properties used or useful in the conduct of its business in good condition, repair and working order, and supplied with all necessary equipment, and make all necessary repairs, renewals, replacements, betterments and improvements thereto, all as may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

Section 5.8             ERISA.  Establish, maintain and operate each Plan in compliance with all material applicable requirements of ERISA and of the Code and with all material applicable rulings and regulations issued under the provisions of ERISA and of the Code, and will not, and will not permit any ERISA Affiliate to, (a) engage in any transaction in connection with which the Company or any ERISA Affiliate would be subject to either a civil penalty assessed pursuant to Section 502(i) of ERISA or a tax imposed by Section 4975 of the Code, in either case in an amount exceeding $100,000, (b) fail to make full payment when due of all amounts which, under the provisions of any Plan, the Company or any ERISA Affiliate is required to pay as contributions thereto, or permit to exist any accumulated funding deficiency (as such term is defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, with respect to any Plan in an aggregate amount exceeding $1,000,000 or (c) fail to make any payments in an aggregate amount exceeding $1,000,000 to any Multiemployer Plan that the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan or any law pertaining thereto.

Section 5.8             Litigation and Other Notices.  Furnish to the Agent, with a copy for each Bank, written notice of the following promptly after any officer of the Company or any Subsidiary becomes aware of the same:

(a)           any Event of Default or Unmatured Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b)           the filing or commencement of, or receipt of notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Company or any Subsidiary which has had or would likely have a Material Adverse Effect on the Company;

(c)           any development affecting or relating to the Company or any Subsidiary, including without limitation any development in litigation, that in the reasonable judgment of the Company has had, or would likely have, a Material Adverse Effect on the Company;

(d)           the issuance by any Governmental Authority of any injunction, order, decision or other restraint prohibiting, or having the effect of prohibiting, the Loans or Letters of Credit, or the initiation of any litigation or similar proceeding seeking any such injunction, order or other restraint;

(e)           the occurrence of any Reportable Event with respect to any Plan and the action which is proposed to be taken with respect thereto, together with a copy of the notice of such Reportable Event to the PBGC;

(f)            any violation as to any environmental matter by the Company or any Subsidiary or the commencement of any judicial or administrative proceeding relating to health, safety or environmental matters (i) in which an adverse determination or result could result in the revocation of or have a material adverse effect on any operating permits, air emission permits, water discharge permits, hazardous waste permits or other permits held by the Company or any Subsidiary which are material to the operations of the Company or such Subsidiary, or (ii) which will or threatens to impose a material liability on the Company or such Subsidiary to any Person or which will require a material expenditure by the Company or such Subsidiary to cure any alleged problem or violation; or

(g)           the issuance by any Governmental Authority of any injunction, order or decision, or the entry by the Company or any Subsidiary into an agreement with any Governmental Agency, materially restricting the business of the Company or any Subsidiary or concerning any material business practice of the Company or any Subsidiary.

Section 5.10           Supplemental Disclosure.  From time to time as may be necessary (in the event that such information is not otherwise delivered by the Company to the Banks pursuant to this Agreement), as promptly as is reasonable under the circumstances after any executive officer of the Company or any Subsidiary has knowledge with respect thereto, and at least quarterly, supplement or amend and deliver to the Agent, with a copy for each Bank, each Schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring at the Signing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby.  No supplement to any Schedule or representation provided by the Company hereunder shall amend this Agreement (including, without limitation, the applicable Schedule) unless such amendment is agreed to by the requisite Banks as provided in Section 8.1(a).

Section 5.11           Restrictions on Fundamental Changes.  Not, and not permit any Subsidiary to engage in any business activities or operations if, as a result thereof, the general nature of the business of the Company or the Company and its Subsidiaries taken as a whole would be substantially changed from that conducted on the Signing Date.  So long as no Unmatured Event of Default or Event of Default is continuing the Company is and continues to be in compliance with the requirements of Sections 5.21, 5.22 and 5.23 before and after any of the transactions hereinafter described, the Company or any Subsidiary may (i) upon not less than 10 Business Days’ prior written notice to the Agent and the Banks, merge or consolidate with any other Person, so long as the Company or such Subsidiary is the survivor; (ii) sell, lease or otherwise dispose of (or enter into any commitment to convey, sell, lease, transfer or otherwise dispose of) all or any part of its business or assets; (iii) acquire by purchase or otherwise all of the business or property of, or stock or other evidence of beneficial ownership of, any Person or (iv) create or acquire any new Subsidiaries.

Section 5.12           Liens.  Not, and not permit any Subsidiary to, create, incur, assume or suffer to be created, incurred or exist any Lien, or enter into or make any commitment to enter into any arrangement for the acquisition of any property through conditional sale, lease-purchase, or other title retention agreements with respect to property now owned or hereafter acquired by the Company or any Subsidiary, except:

(a)           Liens existing on the Signing Date and described in Schedule 5.12(a), and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance the Indebtedness secured by such existing Liens;

(b)           deposits or pledges to secure payment of workers’ compensation, unemployment insurance, old age pensions or other social security obligations, incurred in the ordinary course of business of the Company;

(c)           Liens for taxes, fees, assessments and governmental charges not delinquent or which are being contested in good faith by appropriate proceedings and for which whatever reserves required by GAAP have been established;

(d)           Liens consisting of easements, rights-of-way, zoning restrictions, restrictions on the use of real property, and defects and irregularities in the title thereto, landlords’ liens and other similar liens and encumbrances none of which interfere materially with the use of the property covered thereby in the ordinary course of the business of the Company or such Subsidiary and which do not materially detract from the value of such properties;

(e)           Liens created or assumed in connection with the acquisition of real or personal property by the Company or any Subsidiary, provided that such Liens attach only to the property acquired and secure only Indebtedness incurred solely to finance the acquisition of such property, and Liens on the same property securing any Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(f)            subject to the limitation set forth in Section 5.13(e), Liens on inventory of the Company or any Subsidiary and proceeds thereof pursuant to agreements with the suppliers of inventory or inventory lenders to the Company or such Subsidiary, provided that such Liens attach only to inventory financed pursuant to such agreements and secure only Indebtedness incurred solely to finance the acquisition of such inventory by the Company or such Subsidiary;

(g)           Liens on real property (but not any equipment other than building fixtures), provided that such Liens secure only Indebtedness incurred solely to finance, or reimburse the Company for the cost of, Capital Expenditures for the acquisition or construction of such real property; and;

(h)           Liens existing on the Effective Date and securing the Future Shop Indebtedness, provided that such Liens have been terminated and released on or prior June 30, 2002.

Section 5.13           Indebtedness.  Not, and not permit any Subsidiary to, incur, create, issue, assume or remain liable for any Indebtedness, except:

(a)           the Obligations;

(b)           other Indebtedness existing on the Signing Date and described in Schedule 5.13, and Indebtedness the proceeds of which are used solely to refinance such Indebtedness;

(c)           Subordinated Indebtedness, including the Subordinated Convertible Debentures;

(d)           Indebtedness secured by Liens permitted under Section 5.12(e) or Section 5.12(g);

(e)           Indebtedness secured by Liens permitted under Section 5.12(f), provided the amount of such Indebtedness at any time outstanding does not exceed thirty-five percent of the lower of cost (determined on an average cost basis) or market value of the Company’s inventory;

(f)            Indebtedness in respect of Documentary Letters of Credit incurred in the ordinary course of business;

(g)           Indebtedness of the Company in an amount not to exceed $200,000,000;

(h)           current liabilities, other than for borrowed money, incurred in the ordinary course of business;

(i)            Indebtedness incurred after the date hereof in order to finance the acquisition of new corporate headquarters facilities; provided that (i) such Indebtedness shall not exceed a loan-to-value ratio (ie, the original principal balance of such Indebtedness over the appraised fair market value of such new corporate headquarters facilities) of 80% and (ii) any documents evidencing such Indebtedness (A) shall have terms and covenants less restrictive than those set forth herein, and (B) the documents shall be otherwise reasonably acceptable to the Agent.

(j)            The Initial Convertible Debentures.

(k)           The Indebtedness described on Schedule 5.13(k) (the “Future Shop Indebtedness”).

Section 5.14           [INTENTIONALLY OMITTED]

Section 5.15           Guarantees.  Not, and not permit any Subsidiary to, be or become liable  on any Guarantee, except Guarantees of the Indebtedness permitted by Section 5.13; provided, that, in each of the forgoing cases (a) to the extent that the Indebtedness so guaranteed is subordinated to the Obligations, such Guarantee shall be similarly subordinated to the Obligations, and any Guarantees thereof, and (b) the Company may not amend or cancel, or permit or consent to the amendment or cancellation of, the subordination provisions thereof.

Section 5.16           Restricted Payments.  Not make Restricted Payments unless  both before and after giving effect thereto, no Event of Default or Unmatured Event of Default will have occurred or be continuing.

Section 5.17           [INTENTIONALLY OMITTED]

Section 5.18           Federal Reserve Regulations.  Not use any part of the proceeds of any Loan directly or indirectly (a) to purchase or carry margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose or (b) for any purpose which entails a violation of, or which is inconsistent with, the provisions of Regulations U or X.

Section 5.19           Environmental Matters.  Observe and comply with, and cause each Subsidiary to observe and comply with, all laws, rules, regulations and orders of any government or government agency relating to health, safety, pollution, hazardous materials or other environmental matters to the extent non-compliance could result in a Material Adverse Effect on the Company.

Section 5.20           Payment of Subordinated Indebtedness.  Not, and not permit any Subsidiary to:  make any prepayment of principal of, or acquire, redeem or otherwise retire any Subordinated Indebtedness, if an Event of Default or Unmatured Event of Default has occurred and is continuing or will exist as a result of such prepayment or if such prepayment, acquisition, redemption or retirement would be inconsistent with the subordination provisions thereof; make any payment of principal or interest on any Subordinated Indebtedness if an Event of Default or Unmatured Event of Default exists or otherwise in any manner inconsistent with the subordination provisions thereof; amend or cancel or consent to or permit the amendment or cancellation of, or the subordination provisions thereof; take or omit to take any action whereby the subordination of such Indebtedness or any part thereof to the Notes might be terminated, impaired or adversely affected; or omit to give the Banks prompt written notice of any notice received from any holder of Subordinated Indebtedness of any default under any agreement or instrument relating to any Subordinated Indebtedness by reason whereof such Subordinated Indebtedness might become or be declared to be due or payable.

Section 5.21           Minimum Consolidated Net Worth.  Not at any time permit Consolidated Net Worth to be less than $2,000,000,000 minus the aggregate amount (not to exceed $1,000,000,000) paid by the Company in cash after the Effective Date to repurchase shares of its common stock pursuant to the Company’s stock repurchase programs.

Section 5.22           Cash Flow Leverage Ratio.  Not permit the Cash Flow Leverage Ratio (a) at the end of any fiscal year of the Company to exceed 3.00 to 1.00 and (b) at the end of each fiscal quarter (other than the last fiscal quarter) during any such fiscal year to exceed 3.25 to 1.00.

Section 5.23           Interest Coverage Ratio.  Not permit the Interest Coverage Ratio, as at the end of any fiscal quarter for the Measurement Period ending on that date, to be less than 3.00 to 1.00.

Section 5.24           Negative Pledges.  Not, and not permit any Subsidiary to, enter into any agreement, bond, note or other instrument for the benefit of any Person other than the Agent and the Banks that would (a) prohibit the Company or such Subsidiary from granting, or otherwise limit the ability of the Company or such Subsidiary to grant, any Lien on any of its property to the Agent, for the benefit of the Banks, or to lenders providing credit facilities to replace the Commitments or refinance the Obligations, except limitations created in agreements creating Liens on, and applicable only to, property on which a Lien is granted by the Company as permitted in Sections 5.12(e), (f) or (g), or (b) require the Company or such Subsidiary to grant a Lien to any other

Person if the Company or such Subsidiary grants Liens to the Agent, for the benefit of the Banks, or to lenders providing credit facilities to replace the Commitments or refinance the Obligations.

Section 5.25           Guaranties of Restricted Subsidiaries.  With respect to each Subsidiary that becomes a Restricted Subsidiary after the Effective Date: (a) the Company will furnish to the Banks written notice within 10 Business Days after such Subsidiary becomes a Restricted Subsidiary and (b) the Company will, within 10 Business Days of any written request therefor by the Agent at the direction of the Majority Banks (i) cause such Subsidiary to duly execute and deliver to the Agent a Guaranty properly completed for such Subsidiary and in sufficient counterparts for the Agent and the Banks and (ii) furnish to the Agent documents of the type specified in Sections 3.1(a)(iii), (iv) and (v) properly completed for such Subsidiary and dated a date reasonably acceptable to the Agent.  Nothing in this Agreement shall obligate the Agent or the Banks to release or terminate a Guaranty of any Guarantor which ceases to be a Restricted Subsidiary.

ARTICLE VI

EVENTS OF DEFAULT AND REMEDIES

Section 6.1             Events of Default.  The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)           the Company shall fail to make when due, whether by acceleration of maturity, required prepayment or otherwise, any payment of principal of or interest on the Notes, any reimbursement obligation in respect of a draw under a Letter of Credit or any other Obligation required to be paid to the Agent or any Bank pursuant to this Agreement or any other Loan Document, or fails to make, when due, any deposit into the Holding Account required hereunder; or

(b)           any representation or warranty made by or on behalf of the Company or any Subsidiary in this Agreement or any other Loan Document or in any certificate, statement, report or document herewith or hereafter furnished to the Agent or any Bank pursuant to this Agreement or any other Loan Document shall prove to have been false or misleading in any material respect on the date as of which the facts set forth are stated or certified; or

(c)           the Company shall fail to preserve its corporate existence under the laws of the jurisdiction of its incorporation or shall fail to comply with any term, covenant or agreement contained in Sections 5.11, 5.12, 5.13, 5.15, 5.16, 5.17, 5.18, 5.20, 5.21, 5.22, 5.23, 5.24, or 5.25; or

(d)           the Company shall fail to comply with any other agreement, covenant, condition, provision or term contained in this Agreement (other than those herein above set forth in this Section 6.1) or any other Loan Document and such failure to comply shall continue for 30 days after whichever of the following dates is the earliest:  (i) the date the Company gives notice of such failure to the Agent, (ii) the date the Company should have given notice of such failure to the Agent pursuant to Section 5.9, or (iii) the date the Agent gives notice of such failure to the Company; or

(e)           the Company or any Subsidiary shall become insolvent or shall generally not pay its debts as they mature or shall apply for, shall consent to, or shall acquiesce in the appointment of a custodian, trustee or receiver of the Company or any Subsidiary or for a substantial part of the property of any of them or, in the absence of such application, consent or acquiescence, a custodian, trustee or receiver shall be appointed for the Company or any Subsidiary or for a substantial part of the property of any of them or the Company or any Subsidiary shall make an assignment for the benefit of creditors; or

(f)            any bankruptcy, receivership, custodianship, reorganization, debt arrangement or other proceedings under any bankruptcy or insolvency law shall be instituted by or against the Company or any Subsidiary, and, if instituted against the Company or any Subsidiary, shall have been consented to or acquiesced in by the Company or such Subsidiary, as applicable, or shall not have been dismissed within 60 days, or an order for relief shall have been entered against the Company or such Subsidiary, as applicable; or

(g)           any dissolution or liquidation proceeding shall be instituted by or against the Company or any Subsidiary and, if instituted against the Company or any Subsidiary, shall be consented to or acquiesced in by the Company or such Subsidiary or shall not have been dismissed within 60 days; or

(h)           one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 shall be rendered against the Company or any Subsidiary (unless such judgment is covered by insurance and the insurer has offered to defend such judgment or acknowledged, in writing, its liability with respect thereto) and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Company or any Subsidiary to enforce any such judgment; or

(i)            the Company or any Subsidiary shall (i) fail to pay any principal or interest, regardless of amount, due in respect of Indebtedness in a principal amount aggregating in excess of $10,000,000, when and as the same shall become due and payable (after giving effect to any applicable grace period specified in the instrument evidencing or governing such Indebtedness), or (ii) fail to observe or perform any other term, covenant or provision contained in any instrument evidencing or governing such Indebtedness in a principal amount aggregating in excess of $10,000,000 (after giving effect to any applicable grace period specified in the instrument evidencing or governing such Indebtedness) if the effect of any such failure is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other Person acting on behalf of such holder or holders to cause, such Indebtedness to become due prior to its stated maturity or to realize on any collateral given as security for such Indebtedness; provided, however, that any of the foregoing occurrences with respect to any Indebtedness arising from the purchase of goods or services by the Company that is being contested in good faith by appropriate proceedings shall not constitute an Event of Default as long as the Company’s or such Subsidiary’s title to any substantial part of its property is not materially adversely affected, its use of such property in the ordinary course of its business is not materially interfered with and adequate reserves with respect thereto have been set aside on its books in conformity with GAAP; or

(j)            any execution or attachment shall be issued whereby any substantial part of the property of the Company or any Subsidiary shall be taken or attempted to be taken and the same shall not have been vacated or stayed within 60 days after the issuance thereof; or

(k)           any of the following shall have occurred:

(i)            a Reportable Event as defined in Section 4043(b), subdivision (5), of ERISA shall have occurred with respect to any Plan subject to Title IV of ERISA (other than any Multiemployer Plan) unless a waiver of the failure to meet minimum funding standards under Section 412 of the Code shall have been timely applied for and shall not have been denied; or

(ii)           a Reportable Event as defined in Section 4043(b), subdivision (6), of ERISA shall have occurred with respect to any Plan subject to Title IV of ERISA (other than any Multiemployer Plan); or

(iii)          the Company or any ERISA Affiliate shall have engaged in any Prohibited Transaction and either (1) the Prohibited Transaction shall not have been corrected within the correction period applicable to it under Section 502(i) of ERISA or Section 4975(b) of the Code, or (2) an exemption shall not be applicable or have been obtained under Section 408 of ERISA or Section 4975 of the Code; or

(iv)          the PBGC shall have terminated any Plan other than any Multiemployer Plan under Title IV of ERISA or the Company or any ERISA Affiliate shall have received notice from the PBGC of the intention of the PBGC to terminate any such Plan or to appoint a Trustee to administer any such Plan, which notice shall not have been withdrawn within 14 days of the date thereof; or

(v)           the Company or any ERISA Affiliate shall have voluntarily terminated any Plan subject to Title IV of ERISA (other than a Multiemployer Plan), pursuant to a distress termination under Title IV of ERISA; or

(vi)          the Company or any ERISA Affiliate, as an employer under a Multiemployer Plan, shall have made a complete or partial withdrawal from such Multiemployer Plan;

and, upon the occurrence of any of the foregoing, the aggregate amount of the Unfunded Liabilities of all Plans subject to Title IV of ERISA shall exceed in the aggregate $2,000,000 or the Company shall incur liability in excess of $2,000,000 in the aggregate;

(l)            lessors under leases of real property with an aggregate fair market value (determined under the most recent available appraisals thereof) in excess of $20,000,000 to which the Company or any Subsidiary is a party, any lender to any such lessor(s), or any trustee, agent or other representatives of any lender to, or the holders of any securities issued by, any such lessor(s), shall exercise, give any required formal written notice of intent to exercise, or otherwise express in writing any present or unconditional intent to exercise, any remedy they may have against the Company, any Subsidiary or any leased property that involves (i) payment by the Company or any Subsidiary of an amount in excess of $10,000,000 or (ii) any material interference with the Company’s or any Subsidiary’s operations at any leased property;

(m)          a Change of Control shall occur; or

(n)           The Company or any Subsidiary shall fail to pay any amount payable in respect of any Rate Protection Agreement when the same becomes due and payable (whether by scheduled payment, termination or likewise), and such failure shall continue after the applicable grace period, if any, specified in such agreement.

Section 6.2             Remedies.  If (x) any Event of Default described in Section 6.1(e), (f) or (g) shall occur, the Commitments shall automatically terminate, the Obligations shall automatically become immediately due and payable, the Company shall automatically become obligated to pay to U.S. Bank, for deposit in the Holding Account, an amount equal to the outstanding Letter of Credit Usage as of such date and the Agent, at the direction of the Majority Banks, may enforce all rights and exercise all remedies of the Agent or the Banks under the Loan Documents and under applicable law, or (y) any other Event of Default shall occur and be continuing, then, the Agent, at the direction of the Majority Banks, may at any time and from time to time do any or all of the following:  (i) declare the Commitments terminated, whereupon the Commitments shall be terminated, (ii) declare the Obligations to be forthwith due and payable, whereupon the Obligations shall immediately become due and payable, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, (iii) demand that the Company pay to U.S. Bank for deposit in the Holding Account an amount equal to the outstanding Letter of Credit Usage as of the date of such demand, whereupon the Company shall pay such amount to U.S. Bank, and (iv) enforce all rights and exercise all remedies of the Agent or the Banks under the Loan Documents and under applicable law.

ARTICLE VII

THE AGENT

The following provisions shall govern the relationship of the Agent with the Banks.

Section 7.1             Appointment and Authorization.  Each Bank appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such respective powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto.  Neither the Agent nor any of its directors, officers or employees shall be liable for any action taken or omitted to be taken by it under or in connection with the Loan Documents, except for its own gross negligence or willful misconduct.  The Agent shall act as an independent contractor in performing its obligations as Agent hereunder.  The duties of the

Agent shall be mechanical and administrative in nature and nothing herein contained shall be deemed to create any fiduciary relationship among or between the Agent, the Company or the Banks.

Section 7.2             Note Holders.  The Agent may treat the payee of any Note as the holder of the Obligations evidenced thereby until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to the Agent.

Section 7.3             Consultation With Counsel.  The Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the advice of such counsel.

Section 7.4             Loan Documents.  The Agent shall not be responsible to any Bank for any recitals, statements, representations or warranties in any Loan Document and shall not be under a duty to examine or pass upon the validity, effectiveness, genuineness or value of any of the Loan Documents or any other instrument or document furnished pursuant thereto, and the Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 7.5             U.S. Bank and Affiliates.  With respect to its Commitment and the Loans made by it, U.S. Bank shall have the same rights and powers under the Loan Documents as any other Bank and may exercise the same as though it were not the Agent consistent with the terms thereof, and U.S. Bank and its affiliates may accept deposits from, lend money to, issue Documentary Letters of Credit for the account of and generally engage in any kind of business with the Company as if it were not the Agent.

Section 7.6             Action by Agent.  Except as may otherwise be expressly stated in this Agreement, the Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, or with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, the Loan Documents.  The Agent shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Banks, and such instructions shall be binding upon all holders of Notes; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to the Loan Documents or applicable law.  The Agent shall incur no liability under or in respect of any of the Loan Documents by acting upon any notice, consent, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties and to be consistent with the terms of this Agreement.

Section 7.7             Credit Analysis.  Each Bank has made, and shall continue to make, its own independent investigation or evaluation of the operations, business, property and condition, financial and otherwise, of the Company in connection with entering into this Agreement and has made its own appraisal of the creditworthiness of the Company.  Except as explicitly provided herein, the Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect to such operations, business, property, condition or creditworthiness, whether such information comes into its possession on or before the first Event of Default or at any time thereafter.

Section 7.8             Notices of Event of Default, Etc.  In the event that any Bank shall have acquired actual knowledge of any Event of Default or Unmatured Event of Default, other than as a result of its receipt of financial statements delivered to it pursuant to Section 5.1, such Bank shall promptly give notice thereof to the Agent.  The Agent shall, promptly upon receipt of any such notice provide a copy thereof to the other Banks.  Upon receipt from any Bank of a request that the Agent give notice to the Company of the occurrence of an Event of Default or Unmatured Event of Default, the Agent shall promptly forward such request to the other Banks and will take such action and assert such rights under this Agreement and the other Loan Documents as the Majority Banks shall direct in writing.

Section 7.9             Indemnification.  Each Bank agrees to indemnify the Agent, as Agent (to the extent not reimbursed by the Company), according to such Bank’s Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on or incurred by the Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Agent under the Loan Documents, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross negligence or willful misconduct.  No payment by any Bank under this Section 7.9 shall relieve the Company of any of its obligations under this Agreement.

Section 7.10           Payments and Collections.  All funds received by the Agent in respect of any payments made by the Company on the Revolving Notes, Facility Fees, Utilization Fees or Letter of Credit Fees shall be distributed by the Agent among the Banks on the date received or deemed received pursuant to Section 2.20, in like currency and funds as received, ratably according to each Bank’s Pro Rata Share.  If the Agent does not make any distribution on the date any such payment is received or deemed received pursuant to Section 2.20, the Agent will pay interest to each Bank entitled to receive a portion of such distribution on the amount distributable to it at the Federal Funds Rate from such date until the date distribution is made, such interest to be payable with such distribution.  After any Event of Default has occurred, all funds received by the Agent, whether as payments by the Company or as realization on collateral or on any guaranties, shall (except as may otherwise be required by law) be distributed by the Agent in the following order:  (a) first to the Agent or any Bank who has incurred unreimbursed costs of collection with respect to any Indebtedness of the Company hereunder, ratably to the Agent and each Bank in the proportion that the costs incurred by the Agent or such Bank bear to the total of all such costs incurred by the Agent and all Banks; (b) next to U.S. Bank in payment of any Unpaid Draws outstanding, to satisfy any requirement that the Company make payments to U.S. Bank for deposit in the Holding Account to cover any outstanding Letters of Credit; (c) next to the Banks (in accordance with their respective Pro Rata Shares) for application on the Revolving Notes and any Rate Protection Obligations; and (d) last to the Banks (in accordance with their respective Pro Rata Shares) for any unpaid Utilization Fees, Facility Fees or Letter of Credit Fees owing by the Company hereunder.  To the extent the Agent or any Bank receives any payment on the Obligations, whether from the Company or otherwise, that is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such recovery, the Obligations originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been received, and each Bank shall purchase from the Agent or such Bank, for cash, at face value and without recourse, such participations in the revived Obligations as shall be necessary to cause such revived Obligations to be shared ratably among all of the Banks.  The Agent or such Bank, as the case may be, shall promptly notify the other Banks and, if applicable, the Agent, of any such recovery.

Section 7.11           Sharing of Payments.  If any Bank shall receive and retain any payment, voluntary or involuntary, whether by setoff, application of deposit balance or security, or otherwise, in respect of Indebtedness under this Agreement or the Notes in excess of such Bank’s share thereof as determined under this Agreement, then such Bank shall purchase from the other Banks for cash and at face value and without recourse, such participation in the Notes held by such other Banks as shall be necessary to cause such excess payment to be shared ratably as aforesaid with such other Banks; provided, that if such excess payment or part thereof is thereafter recovered from such purchasing Bank, the related purchases from the other Banks shall be rescinded ratably and the purchase price restored as to the portion of such excess payment so recovered, but without interest.

Section 7.12           Advice to Banks.  The Agent shall forward to the Banks copies of all notices, financial reports and other communications received hereunder from the Company by it as Agent, excluding, however, notices, reports and communications which by the terms hereof are to be furnished by the Company directly to each Bank.

Section 7.13           Successor Agent.  The Agent may resign at any time by giving ten days written notice thereof to the Banks and the Company.  The Majority Banks may remove the Agent at any time with or without cause by giving the Agent and the Company ten days written notice thereof.  Upon any such resignation or removal, the Majority Banks shall have the right to appoint a successor Agent, which successor Agent shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Company.  If no successor Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Agent’s giving of notice of its resignation or the removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint an Agent which shall be a Bank or a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $100,000,000, which successor Agent shall (unless an Event of Default has occurred and is continuing) be reasonably acceptable to the Company.  Any such resignation or removal shall be effective upon the appointment of a successor Agent.  Upon the acceptance of any appointment as the Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations, under this Agreement and the other Loan Documents.  After the retiring Agent’s resignation or removal hereunder as the Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as the Agent under this Agreement and any other Loan Document.

Section 7.14           Defaulting Bank.

(a)   Remedies Against a Defaulting Bank.  In addition to the rights and remedies that may be available to the Agent or the Company under this Agreement or applicable law, if at any time a Bank is a Defaulting Bank such Defaulting Bank’s right to participate in the administration of the Loans, this Agreement and the other Loan Documents, including without limitation, any right to vote in respect of, to consent to or to direct any action or inaction of the Agent or to be taken into account in the calculation of the Majority Banks, shall be suspended while such Bank remains a Defaulting Bank.  If a Bank is a Defaulting Bank because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Company may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Bank on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Bank under this Agreement or any other Loan Document until such defaulted payment and related interest has been paid in full and such default no longer exists and (iii) to bring an action or suit against such Defaulting Bank in a court of competent jurisdiction to recover the defaulted amount and any related interest.  Any amounts received by the Agent in respect of a Defaulting Bank’s Loans shall not be paid to such Defaulting Bank and shall be held uninvested by the Agent and either applied against the purchase price of such Loans under the following subsection (b) or paid to such Defaulting Bank upon the default of such Defaulting Bank being cured.

(b)   Purchase from Defaulting Bank.  Any Bank that is not a Defaulting Bank shall have the right, but not the obligation, in its sole discretion, to acquire all of a Defaulting Bank’s Commitment.  If more than one Bank exercises such right, each such Bank shall have the right to acquire such proportion of such Defaulting Bank’s Commitment on a pro rata basis.  Upon any such purchase, the Defaulting Bank’s interest in its Loans and its rights hereunder (but not its liability in respect thereof or under the Loan Documents or this Agreement to the extent the same relate to the period prior to the effective date of the purchase) shall terminate on the date of purchase, and the Defaulting Bank shall promptly execute all documents reasonably requested to surrender and transfer such interest to the purchaser thereof subject to and in accordance with the requirements set forth in Section 8.5(c) including an Assignment in form acceptable to the Agent.  The purchase price for the Commitment of a Defaulting Bank shall be equal to the amount of the principal balance of the Loans outstanding and owed by the Company to the Defaulting Bank. The purchaser shall pay to the Defaulting Bank in Immediately Available Funds on the date of such purchase the principal of and accrued and unpaid interest and fees on the Loans made by such Defaulting Bank hereunder (it being understood that such accrued and unpaid interest and fees may be paid pro rata to the purchasing Bank and the Defaulting  Bank by the Agent at a subsequent date upon receipt of payment of such amounts from the Company).  Prior to payment of such purchase price to a Defaulting Bank, the Agent shall apply against such purchase price any amounts retained by the Agent pursuant to the last sentence of the immediately preceding subsection (a).  The Defaulting Bank shall be entitled to receive amounts owed to it by the Company under the Loan Documents which accrued prior to the date of the default by the Defaulting Bank, to the extent the same are received by the Agent from or on behalf of the Company.  There shall be no recourse against any Bank or the Agent for the payment of such sums except to the extent of the receipt of payments from any other party or in respect of the Loans.

ARTICLE VIII

MISCELLANEOUS

Section 8.1             Amendments and Waivers; No Waiver of Rights and Remedies.

(a)           None of this Agreement, any Loan Document or any provision hereof or thereof may be amended, modified or waived unless the same shall be in writing signed by the Company and the Majority Banks; provided, that (i) no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (A) reduce the amount of the principal of, or the amount of or rate of interest on, any Note or any Loan or any fees or other amount payable hereunder, (B) postpone any date fixed for any payment of principal of, or interest on, the Loans or any fees or other amounts payable hereunder, (C) amend the definitions of  “Pro Rata Share” or “Majority Banks”, (D) amend Section 3.1 or Section 3.2, (E) amend this Section 8.1(a), or (F) release any Guaranty; (ii) no amendment, waiver or consent shall, unless in writing and signed by Banks, other than Defaulting Banks, whose Pro Rata Shares (determined under clause (b) of the definition thereof if any Loans are outstanding and otherwise under clause (a) of such definition) aggregate 66 2/3% or more, amend Section 5.12(f) or Section 5.13(e) (except in a manner that would be more restrictive as to the Company or its Subsidiaries); (iii) no amendment, waiver or consent shall, unless in writing and signed by the Agent in addition to the requisite Banks indicated above to take such action, affect the rights or duties of the Agent under this Agreement; (iv) no amendment may increase any Bank’s Commitment Amount unless it is in writing and signed by each Bank; and (v) no amendment, waiver or consent shall reduce the amount payable with respect to, or postpone any date fixed for any payment with respect to, any draw under any Letter of Credit, amend or modify Section 2.1, 2.7, 2.8, 2.9, 2.10, 2.11, 2.12 or 2.13, unless it is in writing and signed by U.S. Bank.  Any such amendment, modification or waiver or any other consent to any departure from any such provision by the Company shall in any event be effective only in the specific instance or for the specific purpose for which given.  No notice to, or demand on, the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances.

(b)           No failure or delay on the part of the Agent or any Bank in exercising, and no course of dealing with respect to, any right, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or privilege, or any abandonment or discontinuance of the enforcement thereof, preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies of the Agent and the Banks hereunder and under any other Loan Document are cumulative and not exclusive of any right or remedy which the Agent or any Bank otherwise has.

Section 8.2             Notices.  Except as otherwise specifically provided for herein, all notices, requests, demands, instructions, consents, directions and other communications provided for herein shall be in writing (including teletransmission communication) and (unless otherwise required by applicable law) shall be teletransmitted, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature page(s) hereof or on a separate page immediately following such signature page(s); or at such other address as shall be designated by such party in a notice to the other parties.  All notices and other communications shall be effective when transmitted by telecopier, delivered to the telegraph or cable office or personally delivered or, in the case of a mailed notice or notice sent by overnight courier, upon receipt thereof as conclusively evidenced by the signed receipt therefor, in each case given or addressed as aforesaid, except that notices to the Agent, U.S. Bank or any Bank under the provisions of Article II shall not be effective until received by the Agent, U.S. Bank or such Bank.

Section 8.3             Costs and Expenses.  The Company agrees to pay on demand:  (a) all out-of-pocket costs, expenses and fees incurred by the Agent in connection with the negotiation, preparation, approval and execution and delivery of the Loan Documents, including, without limitation, the reasonable fees and expenses of Dorsey & Whitney LLP, special counsel to the Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Loan Documents, the commitments relating thereto, the transactions contemplated hereby and thereby and the satisfaction and attempted satisfaction of conditions precedent hereunder, (b) the reasonable fees and expenses of counsel for the Agent in connection with any amendment, modification or waiver or proposed amendment, modification or waiver of any of the terms of this Agreement or any of the other

Loan Documents and (c) all reasonable costs and expenses of the Agent and the Banks (including reasonable counsels’ fees) in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other Loan Documents.

Section 8.4             Survival of Agreement.  All representations, warranties, covenants and agreements made by the Company or any of its Subsidiaries herein, in the other Loan Documents or in any certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be deemed to have been relied upon by the Banks and shall survive the making of the Loans by the Banks and the execution and delivery to the Banks by the Company of the Notes, regardless of any investigation made by or on behalf of the Banks, and shall continue in full force and effect as long as any Letter of Credit or Obligation is outstanding and undrawn or unpaid and so long as the Commitments have not expired or been terminated; provided, that the obligations and agreements of the Company under Sections 2.11, 2.13, 2.23, 2.25, 2.26, 2.29, 8.3, 8.6 and 8.15 shall survive payment in full of the Obligations, the expiration of or other discharge of U.S. Bank’s liability with respect to the Letters of Credit and the expiration or termination of the Commitments.  The obligations of the Banks under Section 2.12 shall remain in effect, notwithstanding the termination of the Commitments and the payment in full of the Obligations (other than contingent Obligations with respect to outstanding Letters of Credit), until the Letters of Credit have expired or U.S. Bank’s liability with respect thereto has otherwise been discharged; provided, that if the amount on deposit in the Holding Account at any time equals the aggregate undrawn face amount of all outstanding Letters of Credit, the obligations of the Banks under Section 2.12 shall terminate; provided, further, that the obligations of the Banks under Section 2.12 shall be reinstated if, and to the extent, U.S. Bank is required to return or repay any payment received by it in respect of any draw under a Letter of Credit, or U.S. Bank’s Lien on or right of setoff with respect to any amount on deposit into the Holding Account is avoided or enjoined, by reason of (i) any judgment, decree or order of any court or administrative body or (ii) any settlement or compromise of any claim for such return, avoidance or injunction effected by U.S. Bank.

Section 8.5             Binding Effect; Assignments and Participations.

(a)   This Agreement shall be binding upon and inure to the benefit of the Company, the Agent, the Banks, all future holders of the Notes, and their respective successors and assigns, except that the Company may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Bank.

(b)   Any Bank may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in a minimum aggregate amount of $5,000,000 in any Loan or other Obligation owing to such Bank, any Revolving Note held by such Bank, and any Commitment of such Bank, or any other interest of such Bank hereunder.  In the event of any such sale by a Bank of participating interests to a Participant, (i) such Bank’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible for the performance thereof, (iii) such Bank shall remain the holder of any such Revolving Note for all purposes under this Agreement, (iv) the Company and the Agent shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement and (v) the agreement pursuant to which such Participant acquires its participating interest herein shall provide that such Bank shall retain the sole right and responsibility to enforce the Obligations, including, without limitation the right to consent or agree to any amendment, modification, consent or waiver with respect to this Agreement or any other Loan Document, provided that such agreement may provide that such Bank will not consent or agree to any such amendment, modification, consent or waiver with respect to the matters set forth in Sections 8.1(a)(i)(A) or (B) without the prior consent of such Participant.  The Company agrees that if amounts outstanding under this Agreement, the Revolving Notes and the Loan Documents are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have, to the extent permitted by applicable law, the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Revolving Note or other Loan Document to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement or any Revolving Note or other Loan Document; provided, that such right of setoff shall be subject to the obligation of such Participant to share with the Banks, and the Banks agree to share with such Participant, as provided in Section 2.23.  The Company also agrees that each Participant shall be entitled to the benefits of subsections 2.23, 2.24, 2.25, 2.26 and 8.3 with respect to its participation in the Commitments and Loans provided, that no Participant shall be entitled to receive any greater amount pursuant to such subsections than the transferor Bank would have been entitled to receive in respect of the amount of the participation transferred by such transferor Bank to such Participant had no such transfer occurred.

(c)   Each Bank may, from time to time, with the consent of the Agent, U.S. Bank and the Company (none of which consents shall be unreasonably withheld; and if an Event of Default shall have occurred and be continuing, then the consent of the Company shall not be required), assign to other lenders (“Assignees”) all or part of its rights or obligations hereunder or under any Loan Document in a minimum aggregate amount of $5,000,000 evidenced by any Revolving Note then held by that Bank (or, if less, the entire amount evidenced by the Revolving Notes then held by that Bank) together with equivalent proportions of its Commitment pursuant to written agreements executed by such assigning Bank, such Assignee(s), the Company, U.S. Bank and the Agent in substantially the form of Exhibit E, which agreements shall specify in each instance the portion of the Obligations evidenced by the Revolving Notes which is to be assigned to each Assignee and the portion of the Pro Rata Share and Commitment of such Bank to be assumed by each Assignee (each, an “Assignment Agreement”); provided, however, that the assigning Bank must pay to the Agent a processing and recordation fee of $3,500.  Upon the execution of each Assignment Agreement by the assigning Bank, the relevant Assignee, the Company, U.S. Bank and the Agent, payment to the assigning Bank by such Assignee of the purchase price for the portion of the Obligations being acquired by it and receipt by the Company of a copy of the relevant Assignment Agreement, (x) such Assignee lender shall thereupon become a “Bank” for all purposes of this Agreement with a Pro Rata Share and a Commitment in the amount set forth in such Assignment Agreement and with all the rights, powers and obligations afforded a Bank under this Agreement, (y) such assigning Bank shall have no further liability for funding the portion of its Commitment assumed by such Assignee and (z) the address for notices to such Assignee shall be as specified in the Assignment Agreement executed by it.  Concurrently with the execution and delivery of each Assignment Agreement, the assigning Bank shall surrender to the Agent the Revolving Note portion of which is being assigned, and the Company shall execute and deliver a Revolving Note to the Assignee in the amount of its Commitment, and a new Revolving Note to the assigning Bank in the amount of  its Commitment, after giving effect to the reduction occasioned by such assignment, such Revolving Notes to constitute “Revolving Notes” for all purposes of this Agreement and of the other Loan Documents.

(d)   Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any note held by it in favor of any federal reserve bank in accordance with Regulation A of the Board or U. S. Treasury Regulation 31 CFR § 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

Section 8.6             Taxes.  The Company agrees to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes.

Section 8.7             Severability of Provisions.  Whenever possible, each provision of this Agreement and the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be interpreted in such manner as to be effective and valid under applicable law, but, if any provision of this Agreement or any other Loan Document or any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto shall be held to be prohibited or invalid in any jurisdiction under such applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the other Loan Documents and any other statement, instrument or transaction contemplated hereby or thereby or relating hereto or thereto and shall not be effective to affect the enforceability of such provision in any other jurisdiction.

Section 8.8             Governing Law and Construction.  THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF, BUT GIVING EFFECT TO FEDERAL LAWS OF THE UNITED STATES APPLICABLE TO NATIONAL BANKS.

Section 8.9             Consent to Jurisdiction.  THE COMPANY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY MINNESOTA STATE OR FEDERAL COURT SITTING IN MINNEAPOLIS, MINNESOTA OR ST. PAUL, MINNESOTA OVER ANY ACTION OR PROCEEDING COMMENCED BY THE AGENT OR ANY BANK ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND THE COMPANY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH MINNESOTA STATE OR FEDERAL COURT.  THE COMPANY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  THE COMPANY AGREES THAT A JUDGMENT, FINAL BY APPEAL OR EXPIRATION OF TIME TO APPEAL WITHOUT AN APPEAL BEING TAKEN, IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 8.9 SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE COMPANY OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

Section 8.10           Captions.  The captions or headings herein and any table of contents hereto are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Agreement.

Section 8.11           Entire Agreement; No Third Party Beneficiaries.  This Agreement and the other Loan Documents embody the entire agreement and understanding between the Company, the Agent and the Banks with respect to the subject matter hereof and thereof. This Agreement supersedes all prior agreements and understandings relating to the subject matter hereof.  Nothing contained in this Agreement or in any other Loan Document, expressed or implied is intended to confer upon any Person other than the parties hereto and thereto any rights, remedies, obligations or liabilities hereunder or thereunder.

Section 8.12           Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract which shall become effective when the Agent shall have received counterparts hereof signed on behalf of the Company, the Agent and each Bank.

Section 8.13           Company Acknowledgments.  The Company hereby acknowledges that (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents, (b) neither the Agent nor any Bank has any fiduciary relationship to the Company, the relationship being solely that of borrower and lender, (c) no joint venture exists among or between the Company and the Agent or any Bank, and (d) the Agent and the Banks undertake no responsibility to the Company to review or inform the Company of any matter in connection with any phase of the business or operations of the Company and the Company shall rely entirely upon its own judgment with respect to its business, and any review, inspection or supervision of, or information supplied to the Company by the Agent or any Bank is for the protection of the Agent and the Banks and neither the Company nor any third party is entitled to rely thereon.

Section 8.14           Highest Lawful Rate.  Anything herein to the contrary notwithstanding, the Obligations shall be subject to the limitation that payments of interest thereon shall not be required, for any period for which interest is computed hereunder, to the extent that contracting for or receipt thereof would be contrary to provisions of any law applicable to any Bank limiting the highest rate of interest which may be lawfully contracted for, charged or received by such Bank.

Section 8.15           Indemnification.  The Company hereby agrees to defend, protect, indemnify and hold harmless the Agent, the Banks, their respective Affiliates, and their respective directors, officers, employees, attorneys and agents (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all reasonable fees and disbursements of counsel which may be incurred in the investigation or defense of any matter) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations (including securities laws, environmental laws, commercial laws and regulations), under common law or on equitable cause, or on contract or otherwise:

(a)           by reason of, relating to or in connection with the issuance, extension, amendment or payment of any Letter of Credit, or any failure to do any of the foregoing;

(b)           by reason of, relating to or in connection with any action taken or not taken by the Company, its Subsidiaries and Affiliates, and their respective directors, officers, employees, attorneys or agents in connection with any Loan Document, including, without limitation, any use of any credit extended under the Loan Documents;

provided, however, that the Company shall not be liable to any Indemnitee for any portion of such claims, damages, liabilities and expenses resulting from such Indemnitee’s gross negligence or willful misconduct, or arising from claims made by the Agent or any Bank against the Agent or any other Bank, unless resulting from the Company’s negligence or willful misconduct.  In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law.  This indemnification applies, without limitation, to any act, omission, event or circumstance existing or occurring on or prior to the later of the Termination Date or the date of payment in full of the Obligations, including specifically Obligations arising under clause (b) of this Section.  The indemnification provisions set forth above shall be in addition to any liability the Company may otherwise have.  Without prejudice to the survival of any other obligation of the Company hereunder the indemnities and obligations of the Company contained in this Section shall survive the payment in full of the other Obligations.

Section 8.16           Waiver of Jury Trial.  EACH OF THE COMPANY , THE AGENT AND THE BANKS IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 8.17           Effect of Existing Credit Agreement and Existing Revolving Notes.  This Agreement amends and replaces in its entirety and restates the Existing Credit Agreement and the Revolving Notes amend and replace in their entireties and restate the “Revolving Notes” issued under the Existing Credit Agreement (the “Existing Revolving Notes”) provided, however, that the obligations of the Company incurred under the Existing Credit Agreement and the Existing Revolving Notes shall continue under this Agreement and the Revolving Notes, respectively, and shall not in any circumstance be terminated, extinguished or discharged hereby but shall hereafter be governed by the terms of this Agreement and the Revolving Notes, respectively.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

BEST BUY CO., INC.

By	/s/ Marc Gordon
Its	VP — Finance

U.S. BANK NATIONAL ASSOCIATION

By	/s/ Sam Pepper
Its	Vice President

Signature Page to Amended and Restated Credit Agreement

FIRST UNION NATIONAL BANK

By	/s/ Mark S. Supple
Its	Vice President

Signature Page to Amended and Restated Credit Agreement

BANK ONE, NA (MAIN CHICAGO OFFICE)

By	/s/ Vincent Henchek
Its	Director

Signature Page to Amended and Restated Credit Agreement

WELLS FARGO BANK, NATIONAL
ASSOCIATION

By	/s/ Scott Bjelde
Its	Vice President & Senior Banker

By	/s/ Molly S. Van Metre
Its	Vice President & Senior Banker

Signature Page to Amended and Restated Credit Agreement

THE BANK OF TOKYO-MITSUBISHI, LTD., CHICAGO BRANCH

By	/s/ Patrick McCue
Its	Vice President & Manager

Signature Page to Amended and Restated Credit Agreement

CREDIT SUISSE FIRST BOSTON,
CAYMAN ISLANDS BRANCH

By	/s/ William S. Lutkins
Its	Director

Signature Page to Amended and Restated Credit Agreement

FLEET NATIONAL BANK

By	/s/ Kathleen Dimock
Its	Director

Signature Page to Amended and Restated Credit Agreement

THE BANK OF NOVA SCOTIA

By	/s/ M. D. Smith
Its	Agent Operations

Signature Page to Amended and Restated Credit Agreement

MERRILL LYNCH CAPITAL CORPORATION

By	/s/ Carol J. E. Feeley
Its	Vice President Merrill Lynch Capital Corp.

Signature Page to Amended and Restated Credit Agreement

ADDRESS FOR NOTICES

BEST BUY CO., INC.
7075 Flying Cloud Drive
Eden Prairie, MN 55344
Attn: Ms. Judy A. Weigel
Attn: Mr. Mark Gordon

U.S. BANK NATIONAL ASSOCIATION
601 Second Avenue South
Minneapolis, MN 55402
Attn: Sam Pepper

FIRST UNION NATIONAL BANK
1339 Chestnut Street
Philadelphia, PA 19107
Attn: Mark S. Supple

BANK ONE, NA (MAIN CHICAGO OFFICE)
One Bank One Plaza
Chicago, IL 60670
Attention: John D. Runger

WELLS FARGO BANK, NATIONAL ASSOCIATION
Wells Fargo Center-MAC:N9305-031
Sixth and Marquette
Minneapolis, MN 55479
Attn: Scott D. Bjelde

THE BANK OF TOKYO-MITSUBISHI,
LTD., CHICAGO BRANCH
601 Carlson Parkway, Suite 370
Minnetonka, MN 55305
Attn: Patrick McCue

CREDIT SUISSE FIRST BOSTON,
CAYMAN ISLANDS BRANCH
11 Madison Avenue
New York, NY 10010-3629
Attn: Vitaly Butenko

MERRILL LYNCH CAPITAL CORPORATION
4 World Financial Center
New York, NY 10080
Attn: Paul Fox

FLEET NATIONAL BANK
100 Federal Street, 8th Floor
Boston, MA 02110
Attn: Kathleen A. Dimock

THE BANK OF NOVA SCOTIA
181 West Madison Street, Suite 3700
Chicago, Illinois 60602
Attn: Keith Rauschenerger

SCHEDULE 1.1(a)

BEST BUY CO., INC.

REVOLVING COMMITMENTS OF THE

BANK GROUP

Banks	Commitment Percentages	Commitment Amount

U.S. Bank National Association	20.00%	$40,000,000

Credit Suisse First Boston, Cayman Islands Branch	17.50%	$35,000,000

Bank One, NA (Main Chicago Office)	12.50%	$25,000,000

Wells Fargo Bank, National Association	12.50%	$25,000,000

First Union National Bank	12.50%	$25,000,000

Merrill Lynch Capital Corporation	7.50%	$15,000,000

The Bank of Tokyo-Mitsubishi, Ltd., Chicago Branch	7.50%	$15,000,000

Fleet National Bank	7.50%	$15,000,000

The Bank of Nova Scotia	2.50%	$5,000,000

Total		$200,000,000